UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                     )

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Focused Forward

2014 Proxy Statement and

Notice of 2014 Annual Meeting

of Shareholders

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

April 10, 2014

Dear Shareholder,

We are pleased to invite you to KeyCorp’s 2014 Annual Meeting of Shareholders on Thursday, May 22, 2014. The meeting will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114, beginning at 8:30 a.m., local time.

The notice and proxy statement contain important information about proxy voting and the business to be conducted at the meeting. We encourage you to read it carefully before voting. We hope you will attend the meeting, but even if you plan to attend we encourage you to vote your shares by telephone, online, or by returning your completed proxy card to us.

Every shareholder vote is important and we want to ensure your shares are represented at the meeting. Please vote your shares as promptly as possible.

Thank you for your support of KeyCorp. We look forward to seeing you at the meeting.

Sincerely,

Beth E. Mooney

Chairman of the Board and

Chief Executive Officer

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Notice of Annual Meeting of Shareholders of KeyCorp

Date and Time:	Thursday, May 22, 2014 at 8:30 a.m., local time

Place:	One Cleveland Center 1375 East Ninth Street Cleveland, Ohio 44114

Items of Business:

At the meeting, the shareholders will vote on the following matters:

1.     Election of the 12 directors named in the proxy statement to serve for one-year terms expiring in 2015;

2.     Ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2014;

3.     Advisory approval of KeyCorp’s executive compensation;

4.     A shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles; and

5.     Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date:	Shareholders of record of KeyCorp common shares at the close of business on Monday, March 24, 2014 have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

Delivery of Proxy Materials:	We will first mail the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 10, 2014. On or about the same day, we will begin mailing paper copies of our proxy materials to shareholders who have requested them.

Internet Availability of Proxy Materials:	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON THURSDAY, MAY 22, 2014: Our 2014 proxy statement, proxy card, and Annual Report on Form 10-K for the year ended December 31, 2013 are available at www.envisionreports.com/key.

Voting:	It is important that your shares are represented and voted at the meeting. You may vote by telephone, online, or by mailing your signed proxy card in the enclosed return envelope if the proxy statement was mailed to you. If you do attend the meeting, you may withdraw any previously-voted proxy and personally vote on any matter properly brought before the meeting.

By Order of the Board of Directors

Paul N. Harris

Secretary and General Counsel

April 10, 2014

Proxy Statement Summary

This summary contains highlights of information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before you vote.

2014 Director Nominees

Name	Age	Director Since	Independent	Committee Memberships
				Audit	C&O	NCGC	Risk	Executive
Joseph A. Carrabba	61	2009	Yes		Chair	✓		✓
Charles P. Cooley (1)	58	2011	Yes	✓				✓
Alexander M. Cutler (2)	62	2000	Yes		✓	Chair		✓
H. James Dallas	55	2005	Yes			✓	Chair
Elizabeth R. Gile	58	2010	Yes				✓
Ruth Ann M. Gillis (1)	59	2009	Yes	Chair		✓
William G. Gisel, Jr.	61	2011	Yes		✓
Richard J. Hipple	61	2012	Yes				✓
Kristen L. Manos	54	2009	Yes	✓				✓
Beth E. Mooney	58	2010	No					Chair
Demos Parneros	51	2014	Yes				✓
Barbara R. Snyder	58	2010	Yes		✓			✓

(1)	Qualifies as an audit committee financial expert.

(2)	Serves as KeyCorp’s independent Lead Director.

2013 Performance Highlights

In 2013, KeyCorp was focused forward by executing our strategy, growing relationships, investing in our businesses, improving efficiency, and returning peer-leading capital to our shareholders. In 2013, we committed to the following goals and achieved the following results:

Commitment	Results
Optimizing and Growing Revenue

—        Increased net income from continuing operations attributable to Key common shareholders to $847 million for 2013 from $813 million for 2012.

—        Acquired and expanded relationships in targeted client segments.

—        Increased average loans 5% in 2013, driven by a 12% increase in commercial, financial and agricultural loans.

—        Invested for growth by acquiring commercial mortgage servicing business, and developing capabilities in payments and credit cards, resulting in a doubling of mortgage servicing fees and a 20% increase in cards and payment income.

—       Improved credit quality, reflected by a 54% decrease in net loan charge-offs to average loans to 0.32% for the year ended December 31, 2013.

Improving Efficiency

—        Implemented $241 million in annualized savings, surpassing the target to achieve annualized savings of $200 million by year-end 2013.

—        Optimized staffing, decreasing full-time equivalent employees by 5% from 2012.

—        Consolidated 62 branches in 2013, with total consolidations since the launch of our efficiency initiative representing approximately 8% of our franchise.

Effectively Managing Capital	— Returned 76% of net income to shareholders in 2013, which we believe places us among the top companies in our Peer Group. — Repurchased $474 million of common shares in 2013.

 2014 Proxy Statement Summary

Executive Compensation Highlights

KeyCorp’s compensation program is designed to offer competitive pay for performance, aligned with KeyCorp’s short- and long-term business strategies, approved risk appetite, and defined risk tolerances. We are committed to a compensation program that aligns with long-term shareholder value, reflects best practices, and conforms to evolving regulatory requirements. At the 2013 Annual Meeting of Shareholders, KeyCorp again received strong support for its executive compensation program with approximately 96% of votes cast in favor of our advisory resolution.

We emphasize variable and performance-based compensation for our executive officers, with approximately 86% of the target total direct compensation opportunity being variable or tied to performance for our Chief Executive Officer and 79% for our other Named Executive Officers (defined on page 27 of this proxy statement, but excluding Mr. Weeden). The elements of our executives’ compensation are:

Some highlights of KeyCorp’s compensation best practices and governance include:

✓	Maintaining a rigorous, year-round process for making and evaluating pay decisions
✓	Emphasizing variable and performance-based compensation
✓	Requiring deferral of incentive awards (at least 60% for our Chief Executive Officer
and	50% for other Named Executive Officers)
✓	Balancing compensation risk and reward
✓	Regularly monitoring our share utilization
✓	Maintaining robust stock ownership guidelines for our executives and directors
✓	Maintaining a compensation clawback policy
✓	Requiring change of control agreements to include “double trigger” vesting
✓	Retaining an independent compensation consultant
X	Prohibiting tax gross-ups for change of control payments and perquisites
X	Prohibiting the repricing of options or the “timing” of equity grants
X	No employment agreements for executive officers
X	Supplemental executive retirement plans frozen in 2009

For a more detailed discussion regarding the compensation of our Named Executive Officers, please see our Compensation Discussion and Analysis beginning on page 27 of this proxy statement.

Corporate Governance Practices

We are committed to meeting high standards of ethical behavior, corporate governance, and business conduct. Some of our corporate governance best practices include:

Director Elections

•	Annual elections for all directors (page 3)
•	Majority voting in uncontested elections (page 4)

Board Independence

•	All director nominees, other than Ms. Mooney, are independent under the New York Stock Exchange’s and KeyCorp’s standards of independence (page 17)
•	Standing Board committees consist solely of independent directors (pages 12 and 17)
•	Independent Lead Director—Alexander M. Cutler—with extensive responsibilities (page 11)
•	Annual Lead Director evaluation and review of Board leadership structure by directors (pages 11 and 12)

Standing Board Committees

•	Audit Committee—14 meetings in 2013 (page 13)
•	Compensation and Organization Committee—8 meetings in 2013 (page 13)
•	Nominating and Corporate Governance Committee—6 meetings in 2013 (page 14)
•	Risk Committee—8 meetings in 2013 (page 15)

Practices and Policies

•	Experienced, diverse Board membership
•	Independent directors met in executive session at every regular 2013 Board meeting
•	Approximately 98% average attendance by directors at Board and committee meetings
•	Strong board leadership in the oversight of enterprise risk (page 15)
•	Annual disclosure of political spending (page 20)
•	Director education (page 19)
•	Active shareholder engagement program (page 11)
•	Prohibition on hedging or pledging of KeyCorp securities by directors or executive officers (page 25)

For a more detailed discussion concerning KeyCorp’s corporate governance practices, please refer to the section entitled “The Board of Directors and Its Committees” beginning on page 11 of this proxy statement.

 2014 Proxy Statement Summary

Proposals for the Annual Meeting

Proposal	Page	Board Recommendation

1. Election of Directors You are being asked to elect 12 directors. Each of the nominees is standing for election to hold office until the 2015 Annual Meeting of Shareholders.	3	“FOR” each nominee

2. Auditor Ratification You are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent auditor for fiscal year 2014. One or more representatives of Ernst & Young will be present at the meeting to respond to appropriate questions from shareholders.	65	“FOR”

3. Say-on-Pay You are being asked to give advisory approval of compensation paid to KeyCorp’s Named Executive Officers (as defined on page 24 of this proxy statement). This advisory vote is held on an annual basis.	66	“FOR”

4. Shareholder Proposal Seeking to Separate Chairman and Chief Executive Officer Roles A shareholder proposal requesting that KeyCorp adopt a policy and amend its governance documents so that the role of Chairman of the Board of Directors be held by an independent director is being presented for vote.	67	“AGAINST”

Voting Your Shares

Who May Vote:	Shareholders of record as of the close of business on March 24, 2014.

Voting Online:	Registered holders can go to www.envisionreports.com/key and follow the instructions. If you hold your shares in street name, please follow the instructions found on your voting instruction form.

Voting by Telephone:	Follow the instructions in the Notice of Internet Availability of Proxy Materials or on your proxy card.

Voting by Mail:	Complete, sign, and date the proxy card and return it in the envelope that was provided in the proxy statement mailing package.

Voting in Person	If you choose to attend the Annual Meeting in person, you will be asked to present photo identification and proof that you own KeyCorp common shares before entering the meeting. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we encourage all shareholders to vote in advance of the meeting.

i

 2014 Proxy Statement—Table of Contents

Appendix
Policy Statement on Independent Auditing Firm’s Services and Related Fees	Appendix A

ii

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Proxy Statement

We are first mailing this proxy statement to our shareholders on or about April 10, 2014 in connection with our Board of Directors’ solicitation of shareholder proxies to be voted at the 2014 Annual Meeting of Shareholders to be held on May 22, 2014 (the “Annual Meeting”), and at all postponements and adjournments thereof. All record holders of KeyCorp common shares at the close of business on Monday, March 24, 2014 are entitled to vote. On that date, there were 879,914,826 KeyCorp common shares outstanding.

KeyCorp employs the cost-effective and environmentally-conscious “notice and access” delivery method. This allows us to give our shareholders access to a full set of our proxy materials online. Beginning on or about April 10, 2014, we will send to most of our shareholders, by mail or e-mail, a notice explaining how to access our proxy materials and vote online. This notice is not a proxy card and cannot be used to vote your shares.

General Information about the Annual Meeting

Matters to Be Presented

KeyCorp’s Board of Directors (sometimes referred to as the “Board of Directors” or the “Board”) is not aware of any other matter to be presented at the Annual Meeting except those described in this proxy statement. If any other matter is properly brought before the Annual Meeting, the individuals you have authorized to vote your shares will vote on your behalf using their best judgment.

How Votes Will Be Counted

Each KeyCorp common share is entitled to one vote on each matter to be considered at the Annual Meeting.

To transact business at the Annual Meeting, a majority of KeyCorp’s outstanding common shares must be present in person or by proxy. This is known as a quorum. If you return a valid proxy, your shares will be counted for determining if a quorum is present at the Annual Meeting.

You may vote “FOR” or “AGAINST,” or choose to “ABSTAIN” from voting for, each nominee for the Board of Directors and for each of the other proposals. Generally, choosing to “ABSTAIN” from a vote is counted as a vote “AGAINST” a particular proposal. However, a vote to “ABSTAIN” from the election of any director (as in Proposal One of this proxy statement) will not be counted as a “FOR” or “AGAINST” vote. Even if you choose to “ABSTAIN” on any or every proposal, your shares will still be counted toward the quorum.

If you hold your shares through a broker, your broker’s ability to vote your shares for you is governed by the rules of the New York Stock Exchange. Without your specific instruction, a broker or other nominee may only vote your shares on routine proposals. Your broker will submit a proxy card on your behalf but leave your shares unvoted on non-routine proposals—this is known as a “broker non-vote.” Your broker will non-vote Proposals One, Three, and Four, which the New York Stock Exchange

 2014 Proxy Statement

considers “non-routine” proposals. Non-votes will not be counted “FOR” or “AGAINST” these proposals. Even if your broker has non-voted certain matters, your shares will still be counted toward the quorum at the Annual Meeting. Proposal Two is a routine matter on which your broker will vote without your instruction.

To ensure your shares are voted at the meeting, you are urged to provide your proxy instructions promptly by telephone, online, or by mailing your signed proxy card in the enclosed envelope. KeyCorp common shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you do not vote at all on an otherwise properly-executed proxy card or your properly submitted online instruction gives no voting direction whatsoever, the proxies will vote your shares “FOR” the election of the nominees named herein as directors (Proposal One), “FOR” the ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2014 (Proposal Two), “FOR” advisory approval of KeyCorp’s executive compensation (Proposal Three), and “AGAINST” the shareholder’s proposal seeking to separate the Chairman and Chief Executive Officer roles (Proposal Four).

Revoking a Proxy

If you have submitted your proxy and would like to revoke it, you may do so any time before your shares are voted at the Annual Meeting by: (i) filing a notice with the Secretary of KeyCorp revoking your proxy, (ii) filing a new, subsequently dated proxy (whether by proxy card, online, or telephone), or (iii) by attending the Annual Meeting and electing to vote your shares in person. Your presence at the Annual Meeting alone will not revoke your proxy.

Cost of Proxy Solicitation

KeyCorp will pay for preparing, printing, and mailing these proxy materials. Officers and employees of KeyCorp and its subsidiaries may solicit the return of proxies, but will not receive additional compensation for those efforts. KeyCorp has engaged D.F. King to assist in the solicitation of proxies at an anticipated cost of $13,500 plus expenses. KeyCorp will request that brokers, banks, custodians, nominees, and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitations may be made by mail, telephone, or other means.

Attending the Annual Meeting

In Person

If you attend the Annual Meeting in person, you will be asked to present photo identification (such as a state-issued driver’s license) and proof that you own KeyCorp common shares before entering the meeting. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold shares in street name (through a bank or broker, for example), a recent brokerage statement or a letter from your broker or bank showing your holdings of KeyCorp common shares is proof of ownership. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares.

Online Access

The Annual Meeting will be webcast on our website: www.key.com/ir. Please visit the website before the meeting starts to determine if you need additional software to view the webcast.

PROPOSAL ONE: Election of Directors

Our Board of Directors, elected by KeyCorp’s shareholders, oversees the business and management of KeyCorp. Members of the Board monitor and evaluate KeyCorp’s business performance through regular communication with the CEO and senior management, and by attending Board and Board committee meetings. The Board is committed to sound and effective corporate governance policies and high ethical standards. Effective at the Annual Meeting, the size of the Board of Directors will be fixed at 12 members. Under KeyCorp’s Code of Regulations, directors are elected to one-year terms expiring at each subsequent Annual Meeting of Shareholders.

Director Recruitment and Qualifications

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating, and recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. All director nominees must have a record of high integrity and other requisite personal characteristics and must be willing to make the time commitment required of directors. The Nominating and Corporate Governance Committee uses the following criteria when evaluating candidates who may become nominees for director:

•	a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role with a large or recognized organization (profit or nonprofit, private sector, governmental, or educational);

•	a high level of professional or business expertise relevant to KeyCorp (including in information technology, global commerce, marketing, finance, banking or financial industry, and risk management);

•	in the case of non-employee directors, satisfaction of the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors;

•	the candidate does not serve as a director of more than (i) two other public companies if he or she is a senior executive officer of a public company, or (ii) three other public companies if he or she is not a senior executive officer of a public company; and

•	the ability to think and act independently as well as the ability to work constructively in the overall Board process.

The criteria used in director recruitment are flexible guidelines to assist in evaluating and focusing the search for director candidates.

The Board also considers whether the candidate would enhance the diversity of the Board in terms of gender, race, experience, and/or geography. The current composition of the Board reflects the Nominating and Corporate Governance Committee’s focus in this area and the importance of diversity to the Board as a whole, with five female directors, including the Chair of our Board, and one minority director.

In evaluating Board nominees who satisfy the above criteria, the committee also considers:

•	the skills and business experience currently needed for the Board;

•	the current and anticipated composition of the Board in light of the business activities and needs of KeyCorp and the diverse communities and geographies served by KeyCorp; and

•	the interplay of the candidate’s expertise and professional/business background in relation to the expertise and professional/business background of current Board members, as well as such other factors (including diversity) as the committee deems appropriate.

 2014 Proxy Statement—Proposal One: Election of Directors

The Chair of the Nominating and Corporate Governance Committee extends an invitation to join the Board as a first-time director or to stand for election as a first-time nominee for director after discussion with and approval by the committee as a whole. Upon the candidate’s acceptance, the Nominating and Corporate Governance Committee recommends the candidate to the entire Board for final approval.

When identifying director candidates, the Nominating and Corporate Governance Committee retains an independent search firm. The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve its fees and the other terms of its engagement. The committee is continually in the process of identifying potential director candidates and individual Board members are encouraged to submit any potential nominee to the Chair of the Nominating and Corporate Governance Committee. Shareholders may also recommend potential director nominees by providing appropriate prior written notice to the Chair of the Nominating and Corporate Governance Committee. Page 70 of this proxy statement includes important information for shareholders who would like to submit a potential nominee for consideration for the 2015 Annual Meeting of Shareholders.

Election Process

KeyCorp has adopted a majority voting standard in uncontested elections of directors and plurality voting in contested elections. In an uncontested election, a nominee must receive a greater number of votes “FOR” than “AGAINST” his or her election. If an uncontested nominee who is already a director receives more “AGAINST” votes than “FOR” votes, that director nominee will continue to serve as a “holdover director,” but must submit to the Board an offer to resign as a director. The Nominating and Corporate Governance Committee of the Board will consider the holdover director’s resignation and will submit a recommendation to accept or reject the resignation to the Board. The Board (excluding the holdover director) will act on the committee’s recommendation and publicly disclose its decision.

2014 Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the individuals identified below for election as directors. Mr. Campbell will not be standing for reelection to the Board this year, but will continue to serve as a director until the Annual Meeting. The Board believes that the qualifications and experience of the 2014 director nominees will contribute to an effective and well-functioning Board. The Board and the Nominating and Corporate Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of KeyCorp’s business and quality advice and counsel to KeyCorp’s management. Each nominee is currently a director of KeyCorp. If elected, each nominee will continue to serve as a director until KeyCorp’s 2015 Annual Meeting of Shareholders, or until he or she resigns or is otherwise removed and his or her successor is duly elected and qualified. There is no reason to believe that any of these director nominees will be unable or unwilling to serve if elected. Should any nominee be unable to accept nomination or election, the proxies will be voted for the election of a substitute nominee recommended by the Board. Alternatively, the Board may recommend a shareholder vote holding the position vacant, to be filled by the Board at a later date.

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the director nominees identified on the following pages.

Joseph A. Carrabba

Age:	61
Director Since:	2009
KeyCorp Committee(s):	Compensation and Organization (Chair) Nominating and Corporate Governance Executive
Other Public Directorships:	Newmont Mining Company (since 2008) Cliffs Natural Resources Inc. (2006–2013)
Biography:	From 2006 until his retirement in November 2013, Mr. Carrabba served as Chairman, President, and Chief Executive Officer of Cliffs Natural Resources Inc., a publicly-held international mining and natural resources company with 2013 revenues of $5.7 billion and approximately 7,100 employees. Mr. Carrabba joined Cliffs in 2005 from Rio Tinto, a global mining company, where he served in a variety of leadership capacities worldwide. Mr. Carrabba is a member of the Board of Trustees of Capital University, and a member of the Board of Directors of the Frostburg State University Foundation.

Select Qualifications and Experience

—	Significant leadership experiences as the former Chairman, President, Chief Executive Officer and Chief Operating Officerof Cliffs Natural Resources Inc., as former President and Chief Operating Officer of Diavik Diamond Mines, Inc. and as former General Manager of Weipa Bauxite Operation of Comalco Aluminum.

—	Held primary responsibility for significant international operations of Cliffs Natural Resources Inc. and other companies in Asia, Canada, Australia, and Europe. Cliffs Natural Resources Inc. has significant business and operations in the United States, Canada, and the Asia Pacific region.

Charles P. Cooley

Age:	58
Director Since:	2011
KeyCorp Committee(s):	Audit Executive
Other Public Directorships:	Modine Manufacturing Company (since 2006) Chair of Audit Committee
Biography:	Mr. Cooley was the Chief Financial Officer of The Lubrizol Corporation, a manufacturer of specialty chemicals and technologies in the global transportation, industrial, and consumer markets, from 1998 until his retirement in 2011. Mr. Cooley had global responsibility for The Lubrizol Corporation’s finance function, and its corporate development and strategic planning activities. Mr. Cooley serves in leadership roles in a number of civic and community organizations.

Select Qualifications and Experience

—	Former Chief Financial Officer of The Lubrizol Corporation, responsible for finance, accounting, and capital planning. Held finance positions of increasing responsibility at Atlantic Richfield Company over fifteen years, including treasury, capital markets, corporate development, external reporting, and operating segment financial management. Mr. Cooley qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

—	As Chief Financial Officer of The Lubrizol Corporation, had significant responsibility for financial risk management of a global publicly-traded enterprise.

 2014 Proxy Statement—Proposal One: Election of Directors

Alexander M. Cutler

Age:	62
Director Since:	2000
KeyCorp Committee(s):	Nominating and Corporate Governance (Chair) Compensation and Organization Executive
Other Public Directorships:	Eaton (since 2000) E.I. du Pont Nemours and Company (since 2008)
Biography:	Mr. Cutler is KeyCorp’s Lead Director. Since 2000, he has been the Chairman and Chief Executive Officer of Eaton, a publicly-held, global diversified power management company with approximately 102,000 employees that sells products to customers in more than 175 countries. He is a member of the board of directors of the Greater Cleveland Partnership, United Way of Greater Cleveland, and the Musical Arts Association. He also chairs The Business Roundtable Corporate Governance Committee and is a member of The Business Council.

Select Qualifications and Experience

—	Experience across a wide range of senior management and executive roles with Eaton and certain of its predecessor companies. Significant corporate governance experience and public company board experience through his role as Chairman of Eaton, his service on the E.I. du Pont Nemours and Company board, and through his responsibilities with The Business Roundtable.

—	Extensive experience negotiating and completing acquisitions and divestitures and integrating acquired companies gained through leadership positions with Eaton, including most recently Eaton’s acquisition of Cooper Industries plc.

H. James Dallas

Age:	55
Director Since:	2005
KeyCorp Committee(s):	Risk (Chair) Nominating and Corporate Governance
Biography:	In 2013, Mr. Dallas retired as Senior Vice President of Quality and Operations at Medtronic, Inc., a global medical technology company that employs approximately 46,000 people and does business in more than 140 countries. Mr. Dallas, who joined Medtronic, Inc. in 2006, had previously served as Senior Vice President and Chief Information Officer at Medtronic, Inc. Mr. Dallas’s responsibilities included executing cross-business initiatives to maximize the company’s global operating leveraging. Mr. Dallas also served as a member of Medtronic Inc.’s executive management team.

Select Qualifications and Experience

—	Significant experience with information technology, information technology security and data privacy, including prior service as the Chief Information Officer of Medtronic and, prior to that, as Chief Information Officer of Georgia-Pacific Corporation.

—	As Chief Information Officer for major public corporations, had primarily responsibility for risks related to information technology and security. As Senior Vice President of Quality and Operations with Medtronic, Inc., held significant responsibility for operational risk management.

Elizabeth R. Gile

Age:	58
Director Since:	2010
KeyCorp Committee(s):	Risk
Biography:	In 2005, Ms. Gile retired from Deutsche Bank AG where she was Managing Director and the Global Head of the Loan Exposure Management Group (2003 to 2005). From 2007 to 2009, Ms. Gile was Managing Director and Senior Strategic Advisor to BlueMountain Capital Management, a hedge fund management company. Ms. Gile has been a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas since 2005 and serves in leadership roles in a number of civic and community organizations. Ms. Gile is a member of the Board of Directors of KeyBank.

Select Qualifications and Experience

—	A distinguished career in the banking, finance, and capital markets industries with leading global financial institutions. Significant roles with J.P. Morgan, Deutsche Bank AG, and Toronto Dominion Securities, managing loan portfolios, capital markets, derivatives, and corporate lending transactions, and credit research.

—	As Global Head of Loan Exposure Management Group for Deutsche Bank AG, had global responsibility for managing the credit risk of loans and lending-related commitments.

Ruth Ann M. Gillis

Age:	59
Director Since:	2009
KeyCorp Committee(s):	Audit (Chair) Nominating and Corporate Governance
Other Public Directorships:	Potlatch Corporation (2003–2013)
Biography:	Since 2008, Ms. Gillis has been an Executive Vice President and Chief Administrative Officer of the Exelon Corporation, a publicly-held electric utility company. Ms. Gillis serves as President of Exelon Business Services Company, a subsidiary of Exelon Corporation, which provides transactional and corporate services to the Exelon Corporation companies. She is a member of Exelon Corporation’s executive committee, pension investment committee, and the corporate risk management committee as well as a member of the Exelon Foundation Board. Previously, she served as Chief Financial Officer of Exelon Corporation. Ms. Gillis is a member of the Board of Directors of KeyBank, a member of the Executive Committee of the Board of Trustees of the Lyric Opera of Chicago, and is the Chair of the Board of Trustees of The Goodman Theatre.

Select Qualifications and Experience

—	Served as Chief Financial Officer of Exelon Corporation and as Chief Financial Officer and Treasurer of Unicom Corporation. Ms. Gillis qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

—	Significant experience with operational and financial risk management as Chief Administrative Officer and former Chief Financial Officer of Exelon Corporation. As a member of the Audit Committee and Chair of the Compensation Committee for Potlatch Corporation, oversaw compensation, financial, and operational risks for a public corporation.

 2014 Proxy Statement—Proposal One: Election of Directors

William G. Gisel, Jr.

Age:	61
Director Since:	2011
KeyCorp Committee(s):	Compensation and Organization
Other Public Directorships:	MOD-PAC CORP. (2002–2013) Moog Inc. (since 2012)
Biography:	Mr. Gisel is the President and Chief Executive Officer of Rich Products Corporation, a global manufacturer and supplier of frozen foods with annual sales of approximately $3 billion. Rich Products Corporation is a leading supplier to the food service industry and in-store bakery segment of the food industry internationally. Prior to becoming Chief Executive Officer in 2006, Mr. Gisel began his career at Rich Product Corporation’s as General Counsel and also spent four years at Philips, Lytle, LLC. Mr. Gisel is a member of the Board of Directors of the Grocery Manufacturers Association and holds leadership roles in a number of civic and community organizations.

Select Qualifications and Experience

—	In various capacities with Rich Products Corporation, led the company’s expansion into foreign markets, including Asia, Africa, Europe, and Latin America. As President of Rich Products Corporation’s Food Group and its Chief Operating Officer, managed the international expansion of Rich Products Corporation through acquisitions and organic growth.

—	As Chief Executive Officer of Rich Products Corporation, responsible for directing Rich Products Corporation’s overall strategy and its worldwide business operations. Has held positions of increasing responsibility with Rich Products Corporation, including as Chief Operating Officer and President of the company’s Food Group and Executive Vice President for International and Strategic Planning.

Richard J. Hipple

Age:	61
Director Since:	2012
KeyCorp Committee(s):	Risk
Other Public Directorships:	Materion Corporation (since 2006) Ferro Corporation (since 2007) Lead Director
Biography:	Mr. Hipple is the Chairman of the Board, President, and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a publicly-held manufacturer of highly engineered advanced materials and related services. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion Corporation since 2006 and President since 2005. Prior to that, Mr. Hipple served in the steel industry for 26 years in a number of capacities, including project engineer, strategic planning, supply chain management, operations, sales and marketing, and executive management. Mr. Hipple is a trustee for the Manufacturers Alliance for Productivity and Innovation, Inc. and for the Cleveland Institute of Music, and a director of the Great Lakes Science Center and the Greater Cleveland Partnership.

Select Qualifications and Experience

—	Extensive exposure to global commerce as Chief Executive Officer of Materion Corporation, which serves customers in more than 50 countries and employs 2,500 people worldwide, and as lead director of Ferro Corporation, a leading developer in technologies for the ceramics, electronics, glass, and pigment markets with facilities in 26 countries and sales in over 100 countries.

—	Significant corporate governance and executive level management experience, including as Chairman, President, and Chief Executive Officer of Materion Corporation and as lead director of Ferro Corporation, both publicly-traded companies.

Kristen L. Manos

Age:	54
Director Since:	2009
KeyCorp Committee(s):	Audit Executive
Other Public Directorships	Select Comfort Corporation (2007–2008)
Biography:	Since February 2012, Ms. Manos has been President, Americas, of Wilsonart LLC, the leading producer of high pressure decorative laminate in North America. From 2004 to 2009, Ms. Manos served as Executive Vice President of Herman Miller, Inc., a global manufacturer and distributor of furnishings for a wide variety of professional and residential environments. Ms. Manos was President of Herman Miller North American Office Environments, where she directly participated in corporate risk evaluation, risk management and scenario planning for clients and their facilities. Ms. Manos serves on the Board and Finance Committee of International Relief and Development, a non-governmental organization that delivers approximately $300-700 million in development assistance annually.

Select Qualifications and Experience

—	Currently serves as President, Americas, of Wilsonart LLC. In her prior role as Executive Vice President and President of Herman Miller North American Office Environments, was responsible for the direction and operation of a $1.5 billion organization.

—	During her tenure with Herman Miller, Inc., held responsibility for marketing and development where she established a branding strategy and a vertical selling strategy in education and health care. As a partner at Sanderson Berry Co., a private investment advisory services firm, from 2009 to February 2012, was responsible for high-level business strategy and marketing consulting.

Beth E. Mooney

Age:	58
Director Since:	2010
KeyCorp Committee(s):	Executive (Chair)
Other Public Directorships:	AT&T (since 2013)
Biography:	Ms. Mooney has been KeyCorp’s Chairman and Chief Executive Officer since May 1, 2011. She was elected President and Chief Operating Officer on November 18, 2010 and served in that role until she became Chairman and Chief Executive Officer. Ms. Mooney joined KeyCorp in 2006 as Vice Chair and head of Key Community Bank. Prior to joining KeyCorp, Ms. Mooney served in a number of executive and senior finance roles with banks and bank holding companies including AmSouth Bancorp, Bank One Corporation, Citicorp Real Estate, Inc., Hall Financial Group and Republic Bank of Texas/First Republic. Ms. Mooney is a member of the Financial Services Roundtable and serves in leadership roles in a number of civic and community organizations.

Select Qualifications and Experience

—	Over 30 years of financial services experience in retail banking, commercial lending, and real estate financing with KeyCorp and other significant banking organizations across the United States.

—	As Chief Executive Officer and former Chief Operating Officer of KeyCorp, leads the operations of one of the largest financial service companies in the United States with nearly 15,000 employees. Provides critical insight on KeyCorp’s business and operations to the Board of Directors.

 2014 Proxy Statement—Proposal One: Election of Directors

Demos Parneros

Age:	51
Director Since:	2014
KeyCorp Committee(s):	Risk
Biography:	Since January 2013, Mr. Parneros has been President, North American Stores and Online, for Staples, Inc., the world’s largest office products supply company and second largest internet retailer with 2013 revenues of approximately $23.1 billion and approximately 83,000 employees worldwide. Previously, Mr. Parneros served as President, U.S. Stores, for Staples, Inc. He joined Staples, Inc. in October 1987, and has served in various capacities including Senior Vice President of Operations from March 1999 to March 2002 and Vice President of Operations from October 1996 to February 1999.

Select Qualifications and Experience

—	Holds executive responsibility for Staples Inc.’s largest business segment, North American Stores and Online, and for all aspects of Staples Inc.’s online and mobile retail operation. In this position, has responsibility for creating, communicating, and implementing company vision and direction, and providing leadership in negotiations with vendors and firms.

—	Extensive experience developing complementary and integrated online and brick and mortar retail strategies, integrating technology into traditional retail stores to enhance convenience and the customer experience, and leveraging mobile and online experiences to capture next-generation consumers.

Barbara R. Snyder

Age:	58
Director Since:	2010
KeyCorp Committee(s):	Compensation and Organization Executive
Biography:	Ms. Snyder has been the President of Case Western Reserve University, a private research university located in Cleveland, Ohio, since 2007. Prior to joining Case Western Reserve University, Ms. Snyder served as Executive Vice President and Provost of The Ohio State University (“OSU”). She served as a faculty member of OSU’s Moritz College of Law from 1998 to 2007. From 2000 to 2007 she held the Joanne W. Murphy/Classes of 1965 and 1973 Professorship at OSU. Ms. Snyder holds leadership roles on the boards of several nonprofit organizations including BioEnterprise, which focuses on healthcare and biomedical business. She is the chair of the board of the Business-Higher Education Forum, an organization of senior business and higher education leaders dedicated to strengthening America’s competitiveness by partnering on workforce solutions.

Select Qualifications and Experience

—	President of Case Western Reserve University, one of the nation’s leading universities and a major private research institution with significant focus on science, engineering, and technology. Within her first two years in office, Case Western Reserve University eliminated a multi-million dollar deficit and developed the university’s first strategic plan in over a decade.

—	Since 2007, Case Western Reserve University has increased admissions applications more than 150 percent and set all-time fundraising records in five of the past six years under Ms. Snyder’s leadership.

The Board of Directors and Its Committees

KeyCorp’s Board of Directors was comprised of 11 independent directors and one member of management (Ms. Mooney) during 2013, following the retirement of Messrs. Stevens and Sanford at the 2013 Annual Meeting of Shareholders. Mr. Demos Parneros, also an independent director, was elected to the Board in January 2014 upon the recommendation of the Nominating and Corporate Governance Committee and with the unanimous vote of the Board.

Board Leadership Structure

Our Board is committed to independent Board leadership. In this regard, our Code of Regulations provides the Board with flexibility to separate or combine the roles of Chairman and Chief Executive Officer as it decides necessary from time to time and on a case-by-case basis. The Board believes it is in the best interest of KeyCorp and its shareholders to maintain this flexibility, rather than establishing a leadership structure through rigid policy. The Board evaluates its leadership structure annually, and periodically when KeyCorp’s facts and circumstances change (such as when a new Chief Executive Officer is elected).

In 2011, the Board elected Beth Mooney as Chairman and Chief Executive Officer. As evidenced by our strong financial performance, KeyCorp has been well served by Ms. Mooney’s combined role as Chairman and Chief Executive Officer. The Board believes that Ms. Mooney’s combined leadership role has allowed her to set the overall tone and direction for KeyCorp, maintain consistency in the internal and external communication of our strategic and business priorities, and have primary responsibility for managing KeyCorp’s operations. At the same time, the Board’s ability to carry out its oversight responsibilities is enhanced through the guidance of our independent Lead Director and with the full involvement of each independent director. KeyCorp’s independent directors have elected Alexander M. Cutler, who has served on the Board since 2000, as our independent Lead Director.

In the past several years, we have developed and currently maintain an active shareholder engagement program that facilitates communication and transparency with our shareholders. As part of its careful consideration of the vote on a shareholder proposal included in our 2012 proxy statement, the Board consulted directly with a number of KeyCorp’s large institutional shareholders and received advice from outside advisors. As a result of these efforts, and in response to the shareholder vote, the Board enhanced the role of the Lead Director. Among his specific responsibilities, the Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	approves information sent to the Board;

•	approves meeting agendas for the Board;

•	approves meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors;

•	if requested by major shareholders, ensures that he is available for consultation and direct communication;

•	is in frequent contact with the Chairman with respect to major issues before KeyCorp and any significant actions contemplated by KeyCorp, which are discussed with the Lead Director at an early stage;

•	advises on the retention of independent consultants to the Board;

 2014 Proxy Statement—The Board of Directors and Its Committees

•	assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders;

•	oversees initiatives to implement improvements to KeyCorp’s governance policies;

•	serves as a focal point for independent committee Chairs, providing guidance and coordination; and

•	together with the Chair of the Compensation Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer.

In 2013, our Board implemented a Lead Director evaluation process through which the directors formally assess the effectiveness of the Lead Director and provide important feedback on the performance of the Lead Director’s specified responsibilities. The evaluation process is led by a member of the Nominating and Corporate Governance Committee, with the Lead Director excused from participation.

Each standing committee of the Board is chaired by an independent director and consists solely of independent directors. Our independent directors have extensive corporate governance and leadership experience, and many have significant public company experience. Four of our directors are or have been chief executive officers with public companies. These experiences have directly benefitted our Chairman and Chief Executive Officer, while the strong Lead Director role and the independence of the other members of the Board have provided appropriate balance to the combined Chairman and Chief Executive Officer role.

Our many conversations between our directors and our shareholders regarding their views on Board leadership and independent oversight have confirmed our view that a strong, effective Lead Director, like Mr. Cutler, and a primarily independent Board provides the independent leadership necessary to compliment the combined Chairman and Chief Executive Officer role and, with the formal and informal mechanisms we have in place to facilitate the work of the Board and its committees, results in the Board effectiveness and efficiency that our shareholders expect.

Board and Committee Membership

KeyCorp’s Board of Directors delegates various responsibilities and authority to its four standing committees: Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk. The Board has also established an Executive Committee that serves the functions described on page 15 of this proxy statement. The committees regularly report on their activities and actions to the full Board. The Board, with the recommendation of the Nominating and Corporate Governance Committee, appoints the members of the committees, and has determined that each committee member is an independent director under New York Stock Exchange independence standards. The following table summarizes the membership of the Board and its committees as of the date of this proxy statement, and the number of times the Board and each committee met in 2013.

Name	KeyCorp Board	Audit	Compensation and Organization	Nominating and Corporate Governance	Risk	Executive
Edward P. Campbell (1)	✓	✓		Vice-Chair
Joseph A. Carrabba	✓		Chair	✓		✓
Charles P. Cooley	✓	✓				✓
Alexander M. Cutler	Lead		✓	Chair		✓
H. James Dallas	✓			✓	Chair
Elizabeth R. Gile	✓				✓
Ruth Ann M. Gillis	✓	Chair		✓
William G. Gisel, Jr.	✓		✓
Richard J. Hipple	✓				✓
Kristen L. Manos	✓	✓				✓
Beth E. Mooney	Chair					Chair
Demos Parneros	✓				✓
Barbara R. Snyder	✓		✓			✓
Total 2013 Meetings	8	14	8	6	8	1

(1)	Mr. Campbell will not be standing for reelection to the Board this year, but will continue to serve until the Annual Meeting as a KeyCorp director and member of the various committees on which he serves.

At every regularly-scheduled Board meeting, the independent members of the Board met in executive session (i.e., without Ms. Mooney or any other employee of KeyCorp present). The members of the Board attended, on average, approximately 98% of meetings held by the Board of Directors and the Board committees on which the directors served during 2013. No director attended less than 75% of such meetings. KeyCorp Board members are expected to attend the Annual Meeting of Shareholders, and all Board members did so for the 2013 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee oversees the development of, and reviews, the financial information provided to KeyCorp’s shareholders. The committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditor, oversees the audit fees negotiations with our independent auditor, and has sole authority to approve audit fees. Annually, the Audit Committee considers the results of an evaluation of the qualifications, experience, candor, independence, objectivity and professional skepticism of the independent external auditor in determining whether to retain the firm for the next fiscal year. The evaluation is led by KeyCorp’s Chief Risk Review Officer, who reports directly to the Audit Committee. In connection with the rotation of the audit firm’s lead engagement partner as required by Securities and Exchange Commission rules, the Audit Committee and its chair are directly involved in the selection of the independent auditor’s new lead engagement partner.

The Audit Committee also oversees and reviews certain KeyCorp risk functions, including internal audit, financial reporting, compliance, legal matters, and information security and fraud risk. The committee oversees any material examinations of KeyCorp and its affiliates conducted by federal, state or other authorities, and may supervise and direct any other special projects or investigations the committee deems necessary. Together with the Risk Committee, the Audit Committee oversees and reviews our allowance for loan and lease losses methodology. The Audit Committee also serves as audit committee for KeyCorp’s subsidiary, KeyBank National Association. Further discussion of the Audit Committee can be found on page 63 of this proxy statement under the heading “Audit Committee Independence and Financial Experts.”

 2014 Proxy Statement—The Board of Directors and Its Committees

Compensation and Organization Committee

The Compensation and Organization Committee (the “Compensation Committee”) supports KeyCorp’s efforts to attract, retain, develop, and reward talent so that we can achieve our business objectives. In this regard, the Compensation Committee is responsible for overseeing the compensation of our senior executives, certain of our compensation programs, and our talent management and organization development processes. This oversight allows the committee to evaluate the competitiveness of our compensation programs and assess the effectiveness of our succession planning, leadership development, and strategic hiring objectives. The Compensation Committee approves the performance goals and objectives, and the compensation, of the Chief Executive Officer and the other senior executives, and evaluates their performance relative to those goals and objectives. In approving compensation, the Compensation Committee takes into account, among other factors, the recommendation of the Chief Executive Officer and her direct reports as to the compensation of other senior executives. The Chief Executive Officer does not play any role in setting the level of her own compensation.

The Compensation Committee also establishes our overall compensation philosophy and oversees the implementation of this philosophy as it relates to our incentive compensation arrangements, including through approval of our incentive compensation policy. The committee is responsible for enforcing the compensation clawback policy. The Compensation Committee additionally appoints, directs, and oversees its advisors and performs the additional duties described in its Charter.

The Compensation Committee may delegate its authority to a subcommittee of its members. Further discussion of the Compensation Committee can be found beginning on page 27 of this proxy statement under the heading “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee recommends to the Board nominees to stand for election as directors. The committee oversees the annual board self-assessment process (including individual director self-assessments and the evaluation of the Lead Director), as well as KeyCorp’s policies and practices on significant issues of corporate social responsibility. The committee also oversees corporate governance matters generally, oversees and reviews KeyCorp’s directors’ and officers’ liability insurance program, and facilitates a meeting of all independent Board committee chairs to discuss the linkage between enterprise risk and compensation at KeyCorp.

The Nominating and Corporate Governance Committee annually reviews and recommends to the Board a director compensation program that may include equity-based incentive compensation plans. It uses market data to aid it in its annual review. No executive officer of KeyCorp has any role in determining the amount of director compensation, although the committee may seek assistance from our executive officers in designing equity compensation programs for directors.

Risk Committee

The Risk Committee is responsible for assisting the Board with strategies, policies, procedures, and practices relating to the assessment and management of KeyCorp’s enterprise-wide risks, including credit risk, market risk, liquidity risk, and other risks. The committee plays a crucial role in overseeing KeyCorp’s capital adequacy and compliance with regulatory capital requirements. Annually, the committee reviews and approves capital plan submissions to KeyCorp’s regulatory authorities, and recommends dividends and share repurchase authorizations to the Board consistent with approved capital plans. In addition, the Risk Committee may exercise such authority as the Board of Directors delegates in connection with the authorization, sale, and issuance by KeyCorp of debt and other equity securities. The committee also oversees and reviews KeyCorp’s technology-related plans and major capital expenditures. Together with the Audit Committee, the Risk Committee oversees and reviews the allowance for loan and lease losses methodology.

Executive Committee

The Executive Committee exercises the authority of the Board, to the extent permitted by law, on any matter requiring Board or committee action between Board or committee meetings.

Board Oversight of Risk

Our Board leadership and committee structure supports the Board’s risk oversight function. At each Board meeting, the Chair of each Board committee reports to the full Board on risk oversight issues. The Board of Directors has delegated primary oversight responsibility for risk, generally, to the Audit and Risk Committees, and primary oversight responsibility for compensation-related risks to the Compensation Committee. These committees receive, review, and evaluate management reports on risk. Generally, each Board committee oversees the following risks:

•	The Audit Committee oversees internal audit, financial reporting, compliance, and legal matters; the implementation, management, and evaluation of operational and compliance risk and controls; and information security and fraud risk.

•	The Risk Committee oversees KeyCorp’s enterprise-wide risks, including credit risk, market risk, interest rate risk, and liquidity risk, including the actions taken to mitigate these risks, as well as reputational and strategic risks.

•	The Compensation Committee oversees risks related to KeyCorp’s compensation policies and practices.

The Audit and Risk Committees jointly oversee and review the allowance for loan and lease losses methodology.

KeyCorp has formed a senior level management committee, the Enterprise Risk Management Committee (“ERM Committee”), comprising Ms. Mooney and other senior officers at KeyCorp, including Mr. Hartmann, KeyCorp’s Chief Risk Officer. The ERM Committee meets weekly and is central to seeing that the corporate risk profile is managed in a manner consistent with KeyCorp’s risk appetite. The ERM Committee also is responsible for implementation of KeyCorp’s Enterprise Risk Management Policy that encompasses KeyCorp’s risk philosophy, policy framework, and governance structure for the management of risks across the entire company. The ERM Committee reports to the Risk Committee of the Board and minutes of the ERM Committee’s meetings are provided to the Risk Committee for its review. The Board of Directors approves the Enterprise Risk Management Policy and sets the overall level of risk KeyCorp is willing to accept and manage in pursuit of its strategic objectives.

 2014 Proxy Statement—The Board of Directors and Its Committees

Oversight of Compensation-Related Risks

KeyCorp’s compensation program is designed to offer competitive pay for performance, aligned with KeyCorp’s short- and long-term business strategies, approved risk appetite and defined risk tolerances, and shareholders’ interests. Reviews of KeyCorp’s compensation plans by the Compensation Committee and KeyCorp management did not identify any plan that was reasonably likely to have a material adverse impact on KeyCorp or that would incentivize excessive risk taking. The Compensation Committee also reviewed KeyCorp’s compensation plans to monitor compliance with KeyCorp’s risk management tolerances and safety and soundness requirements.

KeyCorp has a well-developed governance structure for its incentive compensation programs, including roles for the Board of Directors, senior management, lines of business and control functions. The Board oversees KeyCorp’s incentive compensation programs, primarily through its Compensation Committee, with additional input and guidance from its Nominating and Corporate Governance, Risk, and Audit Committees. In addition to directly approving compensation decisions for senior executives, the Compensation Committee also approves KeyCorp’s overall Incentive Compensation Program and Policy so that KeyCorp’s incentive compensation practices remain in alignment with KeyCorp’s risk management practices. KeyCorp’s Incentive Compensation Program and Policy are intended to enhance KeyCorp’s risk management practices by rewarding appropriate risk-based performance.

We maintain a detailed and effective strategy for implementing and executing incentive compensation arrangements that provide balanced risk-taking incentives. KeyCorp’s incentive compensation arrangements are designed, monitored, administered, and tested by a multidisciplinary team drawn from various areas of KeyCorp, including Risk Management. This team is charged with seeing that our incentive compensation arrangements align with risk management practices and support the safety and soundness of the organization. From initial plan design to individual awards, KeyCorp’s program incorporates sound compensation principles and risk-balancing at every stage of the incentive compensation process, including:

•	the identification of employees who have the ability to influence or control material risk;

•	the utilization of risk-balancing mechanisms across all incentive plans that take into account the primary risks associated with employee roles;

•	the deferral of incentive compensation to balance risk and align an employee’s individual interests with KeyCorp’s future success and safety and soundness;

•	the development of clawback procedures to recoup certain incentive compensation paid to employees in the event of certain risk-based events; and

•	the annual assessment of risk-balancing features, the degree to which selective plan design features affect risk-taking, the alignment of incentive metrics with business objectives, the overall competitiveness of the pay opportunity, the participation of control functions, and the effectiveness of monitoring and administration of the plans.

Director Independence

The Board of Directors has determined that all members of the Board of Directors (i.e., Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Campbell, Carrabba, Cooley, Cutler, Dallas, Gisel, Hipple, and Parneros), other than Ms. Mooney, are independent directors and independent for purposes of the committees on which they serve. This determination was made after reviewing the relationship of these individuals to KeyCorp in light of KeyCorp’s categorical standards of independence and the independence standards set by the New York Stock Exchange.

To determine the independence of the members of the Board, the Board considered certain transactions, relationships, or arrangements described below between those directors, their immediate family members, or their affiliated entities, on the one hand, and KeyCorp or one or more of its subsidiaries, on the other hand. The Board determined that all of these transactions, relationships, or arrangements were made in the ordinary course of business, were made on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party, complied with applicable banking laws, were immaterial, and did not impair any director’s independence.

The chart below sets forth the transactions, relationships, and arrangements considered by the Board and determined to be immaterial:

	Personal and Family Relationships		Affiliated Entity Relationships
Name	Consumer Banking Products	Credit Relationships (1)	Affiliated Entity	Relationship to Entity	Type of Transaction, Relationship or Arrangement	2013 Aggregate Magnitude (2)
Edward P. Campbell	✓	—	—	—	—	—
Joseph A. Carrabba	✓	✓	—	—	—	—
Charles P. Cooley	✓	✓	—	—	—	—
Alexander M. Cutler	✓	✓	Eaton	Chairman and CEO	Revolving lines of credit	< 1%
William G. Gisel, Jr.	✓	✓	—	—	—	—
Richard J. Hipple	✓	✓	Materion Corporation	President, Chairman, and CEO	Revolving and standby lines of credit	< 1%
Demos Parneros	—	—	Staples, Inc.	President, North American Stores and Online	Provider of office supplies to KeyCorp and its subsidiaries	< 1%
Barbara R. Snyder	✓	—	Case Western Reserve University	President	Charitable sponsorship of tenured professorship by The KeyBank Foundation	< $120,000
					Revolving and standby lines of credit; equipment lease	< 1%

(1)	May include extensions of credit (including mortgages, home equity lines of credit, personal lines of credit, credit cards, or similar products) and other credit-related products.

(2)	The value of the transactions with affiliated entities and the outstanding principal balance of loans and other credit relationships with affiliated entities in this column did not in any of the last three fiscal years exceed 1% of the consolidated gross revenue of either KeyCorp, on the one hand, or the affiliated entity, on the other hand.

 2014 Proxy Statement—The Board of Directors and Its Committees

Related Party Transactions

Any transaction, relationship, or arrangement with KeyCorp or its subsidiaries in which a KeyCorp director, executive officer, or other related person has a direct or indirect material interest is subject to KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons. The Nominating and Corporate Governance Committee is responsible for applying the policy and uses the following factors identified in the policy in making its determinations:

•	whether the transaction conforms to KeyCorp’s Code of Ethics and Corporate Governance Guidelines and is in KeyCorp’s best interests;

•	whether the terms of the transaction are comparable to terms that could be obtained in arms’ length dealings with an unrelated third party;

•	whether the transaction must be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”); and

•	whether the transaction could call into question the independence of any of KeyCorp’s non-employee directors.

The policy provides exceptions for certain transactions, including those available to all KeyCorp employees generally, those involving compensation or indemnification of executive officers or directors authorized by the Board of Directors or one of its committees, those involving the reimbursement of routine expenses, and those occurring in the ordinary course of business.

Banking and Credit Transactions with KeyCorp Executive Officers and Directors

From time to time during 2013, the directors identified in the table above, some of our executive officers, and some of their immediate family members and affiliated entities, were customers of or had transactions with KeyBank or other KeyCorp subsidiaries in the ordinary course of business. Additional transactions and banking relationships may continue in the future. All loans, loan commitments, and transactions involving other financial products and services with our directors and executive officers were made in the ordinary course of business on substantially the same terms, including interest rate and collateral terms, as those prevailing at the time for comparable transactions with unrelated third parties and did not present heightened risks of collectability or other unfavorable features to KeyCorp or its subsidiaries.

Loans and extensions of credit by KeyBank to our directors, executive officers, and their affiliated entities were made in compliance with Regulation O under federal banking law, and KeyBank’s related policies and procedures. In addition to satisfying the standard set forth in the preceding paragraph, our Regulation O policies and procedures require that:

•	the amount of credit extended does not exceed individual and aggregate lending limits, depending upon the identity of the borrower and the nature of the loan; and

•	any extension of credit in excess of $500,000 be approved by the Board of Directors of KeyBank.

Director Education

Throughout the year, our directors participate in continuing education activities and receive educational materials on a wide variety of topics (including, for example, corporate governance, the financial services industry, executive compensation, risk management, finance and accounting). In 2013, the Board held a directors’ education day in connection with the November meeting of the Board and its committees. From time to time, our directors may attend seminars and other educational sessions at KeyCorp’s expense. These educational opportunities provide our directors with timely updates on best practices among our peers and in the general marketplace and further supplement our directors’ significant business and leadership experiences.

Communication with the Board

Shareholders may submit comments about KeyCorp to the directors in writing at KeyCorp’s headquarters at 127 Public Square, Cleveland, Ohio 44114. Correspondence should be addressed to “Lead Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and marked “Confidential.”

Corporate Governance Documents

The KeyCorp Board of Directors’ Committee Charters, KeyCorp’s Corporate Governance Guidelines, KeyCorp’s Code of Ethics, KeyCorp’s Standards for Determining Independence of Directors, KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons, KeyCorp’s Limitation on Luxury Expenditures Policy, and KeyCorp’s Statement of Political Activity for 2013 are all posted on KeyCorp’s website: www.key.com/ir. Copies of these documents will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at (216) 689-4221.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines that detail the Board’s corporate governance duties and responsibilities, many of which are described herein. The Corporate Governance Guidelines take into consideration, and are reviewed annually and updated periodically to reflect, best practices in corporate governance and applicable laws and regulations. The Guidelines address a number of matters applicable to directors (such as director qualification standards and independence requirements, share ownership guidelines, and succession planning and management) and management (such as stock ownership guidelines for management, KeyCorp’s compensation philosophy, and procedures for the annual evaluation of our Chief Executive Officer).

Code of Ethics

We are committed to the highest standards of ethical integrity. Accordingly, the Board of Directors has adopted a Code of Ethics for all of KeyCorp’s (and its subsidiaries’) employees, officers, and directors, which was last amended in July 2013. We will promptly disclose any waiver or amendment to our Code of Ethics for our executive officers or directors on our website. Our Code of Ethics ensures that each employee, officer, and director understands the basic principles that govern our corporate conduct and our core values of Teamwork, Respect, Accountability, Integrity, and Leadership.

Statement of Political Activity

An important part of our commitment to our community includes active participation in the political and public policy process that impacts the lives of our customers, shareholders, and business. As a large financial institution, our business is highly regulated at the federal, state, and local levels. We believe it is critically important to take a constructive role in the political process that will shape the future of business, our industry, and our community.

The Nominating and Corporate Governance Committee of KeyCorp’s Board of Directors meets annually with a member of KeyCorp’s Government Relations team to review KeyCorp’s policies and practices regarding political contributions. Policies and practices reviewed by the Nominating and Corporate Governance Committee include KeyCorp’s policies regarding doing business with public entities, the Government Relations pre-approval process for ballot issue support and the KeyCorp Advocates Fund (political action committee) annual report.

A statement of our political activities, including our annual political contributions, is made available to our shareholders on our website: www.key.com/ir.

Executive Officers

Our executive officers are principally responsible for making policy for KeyCorp, subject to the supervision and direction of the Board of Directors. All executive officers are subject to annual election at the annual organizational meeting of the directors each May.

Set forth below are the names and ages of the executive officers of KeyCorp (except for Ms. Mooney, whose information is provided in Proposal One, above) as of December 31, 2013, the positions held by them at KeyCorp during the past five years, and the year they first became executive officers of KeyCorp. Because Messrs. Buffie, Hartmann, Kimble, and Khayat and Ms. Brady have been employed at KeyCorp for less than five years, information is being provided concerning their prior business experience. There are no family relationships among the directors or the executive officers.

Amy G. Brady (47)

Ms. Brady is KeyCorp’s Chief Information Officer, serving in that role since May 2012. Prior to joining KeyCorp, Ms. Brady spent 25 years with Bank of America (a financial services institution), where she most recently served as Senior Vice President and Chief Information Officer, Enterprise Technology and Operations, supporting technology delivery and operations for crucial enterprise functions. Ms. Brady has been an executive officer of KeyCorp since she joined in 2012.

Craig A. Buffie (53)

Mr. Buffie has been KeyCorp’s Chief Human Resources Officer since February 2013. Prior to joining KeyCorp, Mr. Buffie was employed for 27 years with Bank of America, where he served in numerous human resources positions, including as a human resources executive for technology and operations for consumer and small business, as well as for its corporate and investment bank. Most recently, he was Head of Home Loan Originations for Bank of America. Mr. Buffie has been an executive officer of KeyCorp since joining in 2013.

Trina M. Evans (49)

Ms. Evans has been the Director of Corporate Center for KeyCorp since August 2012. Prior to this role, Ms. Evans was the Chief Administrative Officer for Key Community Bank and the Director of Client Experience for KeyBank. During her career with KeyCorp, she has served in a variety of senior management roles associated with the call center, internet banking, retail banking, distribution management and information technology. She became an executive officer of KeyCorp in March 2013.

Robert A. DeAngelis (52)

Mr. DeAngelis has been the Director of the Enterprise Program Management Office for KeyCorp since November 2011, providing leadership for KeyCorp’s large-scale, organization-wide initiatives. He previously served as the Consumer Segment executive with responsibility for developing client strategies and programs for Key’s Community Bank Consumer and Small Business segments. He became an executive officer of KeyCorp in March 2013.

Christopher M. Gorman (53)

Mr. Gorman has been the President of Key Corporate Bank since 2010. He previously served as a KeyCorp Senior Executive Vice President and head of Key National Banking during 2010. Mr. Gorman was an Executive Vice President of KeyCorp (2002 to 2010) and served as President of KeyBanc Capital Markets (2003 to 2010). He became an executive officer of KeyCorp in 2010.

   2014 Proxy Statement—Executive Officers

Paul N. Harris (55)

Mr. Harris has been the General Counsel and Secretary of KeyCorp since 2003 and an executive officer of KeyCorp since 2004.

William L. Hartmann (60)

Mr. Hartmann has been the Chief Risk Officer of KeyCorp since July 2012. Mr. Hartmann joined KeyCorp in 2010 as its Chief Credit Officer. Prior to joining KeyCorp, Mr. Hartmann spent 29 years at Citigroup (a multinational financial services institution) where his most recent position was global head of Large Corporate Risk Management. While at Citigroup, he held numerous roles with increasing responsibility, including Chief Risk Officer, Asia Pacific, head of Global Portfolio Management, co-head of Leveraged Finance Capital Markets and global head of Loan Sales and Trading. Mr. Hartmann has been an executive officer of KeyCorp since 2012.

Donald R. Kimble (54)

Mr. Kimble has been the Chief Financial Officer of KeyCorp since June 2013. Prior to joining KeyCorp, Mr. Kimble served as Chief Financial Officer of Huntington Bancshares Inc., a bank holding company headquartered in Columbus, Ohio, after joining the company in August 2004, and also served as its Controller from August 2004 to November 2009. Mr. Kimble was also President and a director of Huntington Preferred Capital, Inc., a publicly-traded company, from August 2004 until May 2013. Mr. Kimble became an executive officer upon joining KeyCorp in June 2013.

Clark H. I. Khayat (42)

Mr. Khayat has been the Director of Corporate Development for KeyCorp since July 2012. In that role, Mr. Khayat has responsibility for all areas of KeyCorp’s strategy, corporate development, and performance management. Prior to joining KeyCorp, Mr. Khayat served as the Senior Controller of Personal Lines for Progressive Corporation (an insurance company). He also previously served as a business leader for corporate development, capital management and investor relations for Progressive. Prior to 2010, Mr. Khayat was the co-founder and a Partner of Maracap Partners, LLC, a consulting and investing firm. Mr. Khayat became an executive officer of KeyCorp in March 2013.

William R. Koehler (49)

Mr. Koehler has been the President of Key Community Bank since 2010. Mr. Koehler previously served as Great Lakes Regional President (during 2010); as leader of KeyCorp’s Keyvolution initiative (2008 to 2010); as Michigan District President (2007 to 2008); and prior to that, as Managing Director and Segment Leader of the Financial Sponsors Group and Regional Banking within KeyBanc Capital Markets. Mr. Koehler became an executive officer of KeyCorp in 2010.

Robert L. Morris (61)

Mr. Morris has been the Chief Accounting Officer and an executive officer of KeyCorp since 2006.

Ownership of KeyCorp Equity Securities

The following table reports the number of KeyCorp equity securities that were beneficially owned by the directors of KeyCorp, the Named Executive Officers, and all directors and all executive officers of KeyCorp as a group, and each person reported to us to beneficially own more than 5% of our common shares. Beneficially-owned KeyCorp equity securities include directly or indirectly owned KeyCorp common shares and any KeyCorp common shares that could be acquired within 60 days of the record date through the exercise of an option or through the vesting or distribution of deferred shares. The column “Other Deferred Shares Owned” reports the number of deferred shares owned that will not vest or be distributed within 60 days of the record date.

This information is provided as of the record date, March 24, 2014, except when otherwise indicated.

Name	Common Shares	Options (1)	Deferred Shares (2)(3)(4)	Total Beneficial Ownership	Total Beneficial Ownership as a % of Outstanding Common Shares (5)	Other Deferred Shares Owned (2)(3)(4)	Combined Beneficial Ownership and Other Deferred Shares Owned
Edward P. Campbell	14,894	—	12,329	27,223	—	108,271	135,494
Joseph A. Carrabba	8,362	—	12,329	20,691	—	—	20,691
Charles P. Cooley	3,000	—	7,959	10,959	—	13,147	24,106
Alexander M. Cutler	20,000	—	12,329	32,329	—	84,395	116,724
H. James Dallas	27,423	—	12,329	39,752	—	27,372	67,124
Elizabeth R. Gile	5,662	—	12,329	17,991	—	—	17,991
Ruth Ann M. Gillis	3,500	—	12,329	15,829	—	18,669	34,498
William G. Gisel, Jr.	3,400	—	7,959	11,359	—	—	11,359
Christopher M. Gorman	306,033	503,602	—	809,635	—	269,601	1,079,236
William L. Hartmann	65,359	170,649	4,369	240,377	—	129,904	370,281
Richard J. Hipple	3,038	—	7,959	10,997	—	—	10,997
Donald R. Kimble	17,000	—	—	17,000	—	281,416	298,416
William R. Koehler	84,020	253,349	—	337,369	—	149,496	486,865
Kristen L. Manos	35,795	—	12,329	48,124	—	33,657	81,781
Beth E. Mooney	408,906	1,230,636	—	1,639,542	—	478,578	2,118,120
Demos Parneros (6)	—	—	—	—	—	—	—
Barbara R. Snyder	6,362	—	12,329	18,691	—	9,604	28,295
All directors and executive officers as a group (24 persons)	1,326,153	2,956,523	126,878	4,409,554	—	2,131,925	6,541,479
The Vanguard Group (7)	—	—	—	62,037,781	6.91%	—	—
State Street Corporation (8)	—	—	—	47,525,037	5.30%	—	—
BlackRock, Inc. (9)	—	—	—	46,874,539	5.20%	—	—

(1)	This column includes options (including in-the-money and out-of-the-money options) to acquire KeyCorp common shares exercisable on or within 60 days of March 24, 2014.

(2)

Deferred shares issued under the prior KeyCorp Directors’ Deferred Share Plan or the current Directors’ Deferred Share Sub-Plan to the KeyCorp 2013 Equity Compensation Plan (the “Directors’ Deferred Share Sub-Plan”) are payable three years from their award date, one-half in cash and one-half in common shares, or immediately if a director separates from the Board for any reason prior to the third anniversary of the award. A director may elect to defer the payment of all or some of his or her deferred shares beyond the third anniversary of the award date (“Further Deferred Shares”). In that case, the Further Deferred Shares will be distributed entirely in common shares on (and only on) the deferral date selected by the director. Deferred shares payable in common shares

   2014 Proxy Statement—Ownership of KeyCorp Equity Securities

(other than Further Deferred Shares) are included in the column “Deferred Shares” because they may be distributed to the director as common shares immediately upon separation from the Board. Further Deferred Shares, and directors’ fees that have been deferred under the Directors’ Deferred Share Sub-Plan or, previously, the KeyCorp Second Directors’ Deferred Compensation Plan, are included in the column “Other Deferred Shares Owned” because they are only payable on the deferral date selected by the director, which is not on or within 60 days of March 24, 2014 for any director. Deferred shares payable in cash are not reflected in this table. For more information, please see “Directors’ Compensation” on page 61 of this proxy statement.

(3)	The column “Deferred Shares” includes deferred shares, performance units, and restricted stock units held by executive officers that will be payable in KeyCorp common shares on or within 60 days of March 24, 2014. Deferred shares, performance units, and restricted stock units payable in common shares to executive officers, but not on or within 60 days of March 24, 2014, are reported in the column “Other Deferred Shares Owned.” Performance units are subject to vesting based on the achievement of certain performance goals, as discussed in the Compensation Discussion and Analysis beginning on page 27 of this proxy statement. The number of performance units set forth in these columns reflects the “target” amount of performance units determined for each executive officer on the grant date. The number of performance units that ultimately vest for each executive officer may be higher or lower depending upon actual performance relative to performance goals at the end of the performance period.

(4)	Deferred shares, performance units, and restricted stock units payable in common shares do not have common share voting rights or investment power until the shares or units have vested or been distributed as common shares in accordance with the plan or agreement under which they were granted or awarded.

(5)	No director or executive officer beneficially owns (and collectively all 24 directors and executive officers do not beneficially own) common shares, and options, deferred shares, performance units, and restricted stock units payable in common shares on or within 60 days of March 24, 2014, totaling more than 1% of the outstanding common shares of KeyCorp. The percentages set forth in this column for the holders of more than 5% of our common shares appear as reported by each such holder.

(6)	Mr. Parneros was elected to the KeyCorp Board of Directors on January 16, 2014.

(7)	Based solely upon information contained in the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 12, 2014. Vanguard reported that it owned beneficially 62,037,781 common shares, held sole voting power over 1,474,799 common shares, held sole power to dispose or to direct the disposition of 60,665,279 common shares, and held shared power to dispose or to direct the disposition of 1,372,502 common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,149,907 common shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 547,487 common shares as a result of its serving as investment manager of Australian investment offerings. The reported address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Based solely upon information contained in the Schedule 13G filed by State Street Corporation (“State Street”), for itself and on behalf of various subsidiaries identified therein, with the Securities and Exchange Commission on February 3, 2014. State Street reported that it owned beneficially, and had shared voting power and shared power to dispose or to direct the disposition of, 47,525,037 common shares. Each of the following entities has been identified by State Street as a direct or indirect subsidiary that beneficially owns KeyCorp common shares: State Street Global Advisors France S.A.; State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors Ltd.; State Street Global Advisors, Australia Limited; State Street Global Advisors Japan Co., Ltd.; and State Street Global Advisors, Asia Limited. The reported address of State Street and its subsidiaries is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(9)	Based solely upon information contained in the Schedule 13G filed by BlackRock, Inc. (“BlackRock”), for itself and on behalf of various subsidiaries identified therein, with the Securities and Exchange Commission on January 29, 2014. BlackRock reported that it owned beneficially and held sole power to dispose or to direct the disposition of 46,874,539 common shares, and held sole power to vote or direct the voting power over 38,623,976 common shares. The reported address of BlackRock is 40 East 52nd Street, New York, NY 10022.

Executive Officer and Director Equity Ownership Guidelines

KeyCorp’s Corporate Governance Guidelines state that, by the fifth anniversary of his or her election to the Board or as an officer of KeyCorp: (i) each non-employee director should own KeyCorp equity securities with a value at least equal to five times KeyCorp’s non-employee director annual retainer, including at least 1,000 directly-owned KeyCorp common shares; (ii) the Chief Executive Officer should own KeyCorp equity securities with a value at least equal to six times her base salary, including at least 10,000 directly-owned KeyCorp common shares; and (iii) the executive officers should own KeyCorp equity securities with a value at least equal to three times his or her base salary, including at least 5,000 directly-owned KeyCorp common shares.

Hedging and Pledging of KeyCorp Securities

Our insider trading policy restricts our employees, officers and directors from engaging in hedging transactions involving KeyCorp securities and restricts our officers and directors who are subject to reporting requirements under Section 16 of the Exchange Act from pledging our securities. During 2013, no director or executive officer hedged against, or pledged as collateral, any KeyCorp securities.

Section 16(a) Beneficial Ownership Reporting Compliance

KeyCorp’s directors and executive officers are required to report their ownership and certain changes in ownership of KeyCorp securities to the Securities and Exchange Commission. The Securities and Exchange Commission has established certain due dates and requirements for these reports. KeyCorp knows of no director or executive officer who failed to timely file any report required to be filed during 2013.

Equity Compensation Plan Information

KeyCorp is authorized to issue its common shares under the KeyCorp 2013 Equity Compensation Plan (the “Equity Plan”) and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSP Plan”). KeyCorp is no longer authorized to issue its common shares under, but still has awards outstanding under: (i) the KeyCorp 2010 Equity Compensation Plan (the “2010 Plan”); (ii) the KeyCorp Deferred Equity Allocation Plan; (iii) the KeyCorp Directors’ Deferred Share Plan; (iv) the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”); and (v) the KeyCorp Amended and Restated 1991 Equity Compensation Plan (amended as of March 13, 2003) (the “1991 Plan”).

Shareholders approved the Equity Plan at the 2013 Annual Meeting of Shareholders. At December 31, 2013, 89,016,390 common shares remained available for future issuance under the Equity Plan. Shareholders approved the DSP Plan in 2003. At December 31, 2013, 2,878,578 common shares remained available for future issuance under the DSP Plan.

   2014 Proxy Statement—Ownership of KeyCorp Equity Securities

The following table provides information about KeyCorp’s equity compensation plans as of December 31, 2013:

	(a)	(b)	(c)
Plan Category	Securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(2)
Equity compensation plans approved by security holders (1)	25,701,489	19.83	89,016,390
Equity compensation plans not approved by security holders (3)	—	—	—
Total	25,701,489	19.83	89,016,390

(1)	The table does not include 10,767,956 unvested shares of time-lapsed and performance-based restricted stock awarded under the 2010 Plan, the 2004 Plan and the 1991 Plan. These unvested restricted shares were issued when awarded and consequently are included in KeyCorp’s common shares outstanding.

(2)	The Compensation Committee of the Board of Directors of KeyCorp has determined that KeyCorp may not grant options to purchase KeyCorp common shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding common shares in any rolling three-year period.

(3)	The table does not include outstanding options to purchase 4,453 common shares assumed in connection with a historical acquisition. At December 31, 2013, these assumed options had a weighted-average exercise price of $25.54 per share. No additional options may be granted under the plan that governs these options.

More information about these awards can be found in Note 15 (“Stock-Based Compensation”) to the Consolidated Financial Statements beginning on page 186 of our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”), which was filed with the Securities and Exchange Commission on February 26, 2014.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes how we compensate our executives, including the following individuals, listed with their titles as of December 31, 2013 and the year in which they were hired or promoted into their current position:

Name	Title	Year Hired/Promoted
Beth E. Mooney	Chairman and Chief Executive Officer	2011
Donald R. Kimble	Chief Financial Officer	2013
Christopher M. Gorman	President, Key Corporate Bank	2010
William R. Koehler	President, Key Community Bank	2010
William L. Hartmann	Chief Risk Officer	2012

Except where otherwise noted, the following discussion also includes the compensation decisions and awards for Jeffrey B. Weeden, who previously served as our Chief Financial Officer and retired effective June 30, 2013. When used in this discussion, the term “Named Executive Officers” refers to the executive officers listed above and Mr. Weeden. Please also refer to the section “Definitions of Certain Financial Goals” on page 44 for the definitions of certain capitalized or abbreviated financial goals and metrics used in this discussion.

Executive Summary

Highlights of 2013 Performance

In 2013, KeyCorp was focused forward by executing our strategy, growing relationships, investing in our businesses, improving efficiency, and returning peer-leading capital to our shareholders. In 2013, we committed to the following goals and achieved the following results:

Commitment	Results
Optimizing and Growing Revenue

—        Increased net income from continuing operations attributable to Key common shareholders to $847 million for 2013 from $813 million for 2012.

—        Acquired and expanded relationships in targeted client segments.

—        Increased average loans 5% in 2013, driven by a 12% increase in commercial, financial, and agricultural loans.

—        Invested for growth by acquiring commercial mortgage servicing business, and developing capabilities in payments and credit cards, resulting in a doubling of mortgage servicing fees and a 20% increase in cards and payment income.

—       Improved credit quality, reflected by a 54% decrease in net loan charge-offs to average loans to 0.32% for the year ended December 31, 2013.

Improving Efficiency

—        Implemented $241 million in annualized savings, surpassing the target to achieve annualized savings of $200 million by year-end 2013.

—        Optimized staffing, decreasing full-time equivalent employees by 5% from 2012.

—        Consolidated 62 branches in 2013, with total consolidations since the launch of our efficiency initiative representing approximately 8% of our franchise.

Effectively Managing Capital	— Returned 76% of net income to shareholders in 2013, which we believe places us among the top companies in our Peer Group. — Repurchased $474 million of common shares in 2013.

 2014 Proxy Statement—Compensation Discussion and Analysis

Pay of our Chairman and Chief Executive Officer

Under the leadership of Ms. Mooney, who became Chairman and Chief Executive Officer in 2011, KeyCorp has executed against its strategic priorities and delivered significant value to shareholders. This execution has been reflected in the 59% increase in our share price during calendar year 2013 and in our Peer Group leading total shareholder return of 62% over the same period.

After considering our financial performance and Ms. Mooney’s strong and effective leadership, the Compensation Committee approved an annual incentive for 2013 performance of $2,300,000, representing 115% of her target annual incentive, and awarded her long-term incentives in the amount of $4,000,000, representing 100% of her target long-term incentive. When determining Ms. Mooney’s annual incentive payment, the Compensation Committee gave considerable weight to the significant shareholder value created during 2013, as reflected in KeyCorp’s total shareholder return and share price appreciation. In addition, the Compensation Committee considered Ms. Mooney’s success in transforming her leadership team, KeyCorp’s meeting or exceeding its financial goals, and KeyCorp’s over-achievement of efficiency initiative run-rate savings.

The Compensation Committee elected to leave Ms. Mooney’s 2014 target total direct compensation unchanged from 2013 after considering the reported compensation paid by our Peer Group to their chief executive officers and her relative position within this group. Ms. Mooney’s 2014 target direct compensation of $7,000,000 consists of $1,000,000 in base salary, $2,000,000 in annual incentive opportunity, and $4,000,000 in long-term incentive opportunity.

Adjusted SCT Compensation vs. Realized Pay

The amount of pay presented for our Chairman and Chief Executive Officer in the Summary Compensation Table reflects the grant date fair value of long-term incentive awards for accounting purposes. Based on the performance of our share price and the achievement of our long-term financial and strategic goals, the amount of pay that may actually be realized from these awards may differ significantly from their accounting value. As a result, we believe it is useful to compare the Realized Pay of our Chairman and Chief Executive Officer between 2011 and 2013 with her Adjusted SCT Compensation (as we did in our 2013 proxy statement).

For this purpose, we define:

•	“Adjusted SCT Compensation” as the compensation reported in the Summary Compensation Table for the applicable year, adjusted by excluding “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation.” We excluded these items because they represent amounts that either will never become realized pay or which will not become realized pay until termination of employment or later.

•	“Realized Pay” as the sum of (i) actual base salary and incentive paid for the applicable year plus (ii) the amount reported as income upon vesting of restricted stock or units or exercise of stock options. Additional information about Ms. Mooney’s “Realized Pay” is provided below.

The following chart compares the Adjusted SCT Compensation and Realized Pay of our Chairman and Chief Executive Officer. Over the first three years of Ms. Mooney’s tenure, her realized pay has lagged behind her Adjusted SCT Compensation due to the emphasis on long-term compensation that will, in most cases, take three years or more to be realized.

Ms. Mooney’s Realized Pay between 2011 and 2013 consisted of:

	2011 ($)	2012 ($)	2013 ($)
Base salary received	1,265,339	923,077	986,538
Annual incentive payments	958,800	2,035,000	2,300,000
Restricted stock vesting	195,997	601,788	1,083,024
Restricted stock unit vesting	742,611	—	81,933
Total	3,162,747	3,559,865	4,451,495

*	Ms. Mooney did not exercise any stock options in 2011, 2012, or 2013.

The preceding chart and table are not substitutes for the information required to be contained in the Summary Compensation Table, but additional information with regard to our Chairman and Chief Executive Officer’s pay.

 2014 Proxy Statement—Compensation Discussion and Analysis

Alignment of CEO Pay and Performance

We design our compensation program so that a significant portion of the pay of our Chairman and Chief Executive Officer is delivered in the form of long-term incentives. As a result, the amount of her Realizable Pay is tied to our share price performance.

For this purpose, we define “Realizable Pay” as the sum of: (i) actual base salary and incentive paid for the applicable year; (ii) the value of all restricted stock units granted during the applicable period based on the December 31, 2013 closing price of our common shares; (iii) the intrinsic value (i.e., the excess, if any, of the December 31, 2013 closing price of our common shares over the option exercise price) of all stock options granted during the applicable period; and (iv) the target value of all performance awards granted during the applicable period based on the December 31, 2013 closing price of our common shares.

To illustrate the alignment of the pay of our Chairman and Chief Executive Officer with our share price performance during her tenure, we believe it is also useful to compare her Adjusted SCT Compensation and her Realizable Pay between 2011 and 2013 against our TSR for the same period. Ms. Mooney’s Realizable Pay from her first three years as Chairman and Chief Executive Officer is tracking ahead of her Adjusted SCT Compensation, reflecting the achievement of our financial goals and strong stock price performance reflected in our TSR from 2011 to 2013.

The preceding chart is not a substitute for the information required to be contained in the Summary Compensation Table, but an additional piece of information with regard to our Chairman and Chief Executive Officer’s pay.

Objectives of Our Compensation Program

The overall objective of our executive compensation program is to provide a competitive compensation package that is aligned with long-term shareholder value and conforms to evolving regulatory requirements. Our compensation policies and practices focus on the link between pay and sustainable performance, both at the company and individual levels and reinforce both short- and long-term performance objectives. Compensation policies are developed with a focus on prudent risk taking and the balance between risk and reward.

We execute our compensation philosophy by:

•	Emphasizing Variable and Performance-Based Compensation: Approximately 86% of the 2013 target total direct compensation of our Chairman and Chief Executive Officer, and approximately 79% of the 2013 target total direct compensation of our other Named Executive Officers (excluding Mr. Weeden), was variable or performance-based, as illustrated in the charts below.

•	Requiring Deferral of Incentive Awards: At least 60% of the annual “total incentive” award (the sum of the annual incentive paid and the value of long-term incentives granted in a particular year) of the Chairman and Chief Executive Officer (at least 50% for the other Named Executive Officers) is required to be deferred over a multi-year period and subject to risk-adjusted vesting.

•	Setting Competitive Compensation: We seek to maintain a competitive level and mix of pay reflective of the market in which we compete for talent. We do this by reviewing the levels and types of compensation paid to executive officers in similar positions at companies in our Peer Group and the companies with whom we compete for talent.

•	Balancing Compensation Risk and Reward: We design our compensation programs to appropriately balance risk and reward. We regularly monitor these programs to ensure that we do not create incentives that encourage risk-taking outside of our risk tolerances and subject all discretionary incentives to forfeiture, reduction, offset, and clawback. Please see “All Incentives Subject to Risk Adjustment” on page 40 of this proxy statement for more information about risk-adjustments.

 2014 Proxy Statement—Compensation Discussion and Analysis

Compensation Governance Best Practices

Our compensation philosophy incorporates a number of best practices in governance and executive compensation:

What we do:

•	Impose Robust Stock Ownership Guidelines: Our Corporate Governance Guidelines contain robust stock ownership requirements, ranging from six times base salary for our Chairman and Chief Executive Officer, with a minimum of 10,000 common shares being directly owned, to three times base salary for our other Named Executive Officers, with a minimum of 5,000 common shares being directly owned. Each Named Executive Officer must hold the net shares purchased under a stock option and the net shares delivered upon vesting of other equity awards until the Named Executive Officer satisfies our stock ownership guidelines and, in the case of shares acquired upon the exercise of stock options, for not less than one year. These guidelines closely align the interests of our Named Executive Officers with those of our shareholders.

•	“Double Trigger” Change of Control Agreements: Our Change of Control Agreements are “double trigger,” meaning that severance benefits are due and equity awards vest only if a senior executive experiences a qualifying termination of employment in connection with a change of control. This requirement prevents our senior executives from receiving change of control benefits without a corresponding loss of employment.

•	Review Tally Sheets: The Compensation Committee annually reviews tally sheets for all Named Executive Officers that include potential severance payments, the accumulated value of vested and unvested equity awards, and retirement benefits. In addition, the Compensation Committee reviews the levels and types of compensation provided to executive officers in similar positions at companies in our Peer Group. This practice enables the Compensation Committee to evaluate the total compensation package for each Named Executive Officer, as well as consider the impact of isolated adjustments or incremental changes to specific elements of the package.

•	Review Share Utilization: We regularly review share overhang levels and run-rates and maintain share utilization levels well within industry norms.

•	Retain an Independent Consultant: The Compensation Committee retains an independent consultant to assist in developing and reviewing our executive compensation strategy and program. The Compensation Committee, with the assistance of the independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.

The Compensation Committee has also revised our compensation practices over the past several years to eliminate a number of compensation practices in response to concerns raised by our shareholders or shareholder advisory firms:

What we don’t do:

•	No Employment Agreements: No executive officer, including any Named Executive Officer, is a party to an employment agreement.

•	No Tax Gross-Ups: We eliminated all tax gross-ups on change of control payments and all tax gross-ups for perquisites other than on relocation benefits provided to certain senior-level employees.

•	No SERPs: We froze our executive pension plans in 2009. No Named Executive Officer participates in an active supplemental defined benefit plan. Vesting service continues for those Named Executive Officers who participated in such a plan prior to 2009.

•	No Hedging or Pledging of KeyCorp Securities: Our insider trading policy restricts our employees, officers and directors from engaging in hedging transactions involving our common shares and it restricts our officers and directors who are subject to reporting requirements under Section 16 of the Exchange Act from pledging our common shares.

•	No “Timing” of Equity Grants: We maintain a disciplined equity approval policy. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates.

•	No Repricing: We do not reprice or back-date stock options.

Consideration of Our Say-on-Pay Shareholder Vote

We have enjoyed strong shareholder support for our Named Executive Officers’ compensation programs of 96% in 2013, 96% in 2012, and 86% in 2011. We continually review our executive compensation program in light of our business performance and market demands. We maintain an active shareholder engagement program through which we receive feedback from and have discussions with institutional investors around our compensation philosophy and structure. These continuing conversations with our institutional investors help us better understand matters of importance to our investors regarding our Named Executive Officers’ compensation programs, and help us to shape our pay-for-performance strategy.

 2014 Proxy Statement—Compensation Discussion and Analysis

Elements of Pay

The principal components of our core direct compensation program are summarized in the table below, along with a summary of 2013 pay actions and 2014 adjustments for our Named Executive Officers.

Element	Characteristic	Purpose	Summary of 2013 Actions
Base Salary	Fixed compensation subject to annual adjustment and review if appropriate.	Attract, retain, and motivate Named Executive Officers and to align with market practices.	Consistent with its general philosophy of targeting compensation at the Peer Group median, the Compensation Committee increased the 2013 base salary of our Chairman and Chief Executive Officer by $50,000 and established the base salary of our Chief Financial Officer at $600,000. The base salaries of the other Named Executive Officers were unchanged from 2012.
Annual Incentive	Variable compensation based on achievement of corporate and/or business unit performance goals and other strategic objectives.	Motivate and reward Named Executive Officers for achieving our annual financial and strategic goals and for effectively managing risks within our approved risk tolerances.

2013 annual incentive awards ranged from $330,000 to $2,300,000 based, in part, on the funding level of our 2013 Annual Incentive Plan of 110%. Please see “Annual Incentives” on the following page for a discussion of our annual incentive program.

The Compensation Committee increased the 2014 annual incentive opportunities of Mr. Gorman (by $200,000), Mr. Kimble (by $50,000) and Mr. Hartmann (by $50,000) based on their individual contributions in their respective roles and market information regarding the compensation of similarly-situated executives.

Long-Term Incentive	Variable compensation based on share price growth and achievement of performance relative to that of our peers and other corporate performance goals.	Motivate and reward Named Executive Officers for achieving our long-term financial and strategic goals and for continued management of our risk profile, while aligning their interests with those of our shareholders.

The Compensation Committee approved long-term incentive awards for our Named Executive Officers on February 17, 2014, which ranged from $625,000 to $4,000,000, which were allocated 50% to performance shares, 40% to restricted stock units and 10% to stock options. Please see the discussion under “Long-Term Incentives” for a description of our long-term incentive vehicles.

The Compensation Committee increased the 2014 long-term incentive target of Mr. Gorman (by $100,000) and Mr. Kimble (by $50,000) based on market information regarding the compensation of similarly-situated executives.

Base Salary

Base salaries are reviewed and established by the Compensation Committee on a competitive basis each year following a market assessment of the base compensation paid to comparable executives at peer companies, including companies in our Peer Group, to the extent that a comparable position can be identified. 2013 base salaries are reported in the “Salary” column to the 2013 Summary Compensation Table on page 46 of this proxy statement.

Annual Incentives

All Named Executive Officers participate in the KeyCorp Annual Incentive Plan. Annual Incentive Plan funding is based on our level of achievement of various financial and strategic goals compared to pre-established targets, as described below. Annual Incentive Plan funding is capped at 150%, with 0% funding for the Named Executive Officers if the threshold level of performance (75%) is not achieved.

2013 Annual Incentive Plan

For 2013, 80% of our Annual Incentive Plan funding opportunity was based on the level of achievement of the following four equally-weighted financial goals compared to pre-established targets:

•	Pre-Provision Net Revenue (PPNR)

•	Pre-Provision Net Revenue/Risk-Weighted Assets (PPNR/RWA)

•	Return on Assets (ROA)

•	Earnings Per Share (EPS)

Recognizing that net revenue is a top-line measure of our financial performance, the Compensation Committee continued to use PPNR as a financial goal in 2013. The other financial goals allow us to evaluate our earnings performance relative to our risk-weighted assets (PPNR/RWA), asset base (ROA) and outstanding shares (EPS), each of which the Compensation Committee believed was an important measure of the quality of our earnings. Considering the importance of Key’s 2013 efficiency initiative, in setting financial goals and evaluating performance under the Annual Incentive Plan, EPS excludes restructuring charges.

The remaining 20% of the funding opportunity was based on the extent to which we achieved the following strategic goals:

•	Adjusted Cash Efficiency Ratio

•	Efficiency Initiative Run-Rate Savings

•	Execution of Enterprise Strategic Projects

The Compensation Committee believes that the Adjusted Cash Efficiency Ratio is useful as a complementary measure because it measures the efficiency of our operations and can be assessed relative to our peers. Efficiency initiatives, in the form of run-rate savings, and our ability to execute strategic projects are an important demonstration of our commitment to operating efficiently and delivering against our strategic initiatives that we anticipate will be reflected in future PPNR.

2013 Performance and Funding

For the 2013 performance period, we achieved the following performance against the financial and strategic goals in our Annual Incentive Plan resulting in the funding level for this plan set forth in the following table:

 2014 Proxy Statement—Compensation Discussion and Analysis

KeyCorp 2013 Annual Incentive Plan

Performance Goals (all $ in millions, except EPS)	Performance Required for Target Payout			Actual Result	Funding Rate	Weight	Final Funding
	Min.	Target	Max
PPNR	$1,020	$1,362	$1,700	$1,293	90%	20%	18%
PPNR/RWA	1.38%	1.85%	2.30%	1.69%	83%	20%	17%
ROA	0.68%	0.91%	1.14%	1.03%	127%	20%	25%
EPS	$0.65	$0.87	$1.09	$1.01(1)	132%	20%	26%
Strategic Goals
Adjusted Cash Efficiency Ratio	67%	65%	63%	65%
Efficiency Initiative Savings	$150	$200	$225	$241	120%	20%	24%
Execution of Strategic Projects	Qualitative Assessment
Calculated Funding							110%
Compensation Committee Approved Funding							110%

(1)	Consistent with the 2013 Annual Incentive Plan, EPS excludes $117 million of pension settlement and efficiency initiative charges.

Based on the achievement of the financial and strategic goals described above, the Compensation Committee approved 110% funding for our 2013 Annual Incentive Plan. When setting this funding level, the Committee recognized that our achievement of $241 million in annualized savings as part of our efficiency initiatives substantially exceeded the maximum level of performance for this goal. This achievement is reflected in the funding rate for the strategic goals. Prior to establishing funding, the Compensation Committee considered our Enterprise Risk Management dashboard and whether any event occurred or was realized in 2013 that warranted an adjustment to funding.

2013 Annual Incentive Awards

Based on the foregoing, the Compensation Committee approved the following annual incentive awards for our Named Executive Officers:

Name	Target Annual Incentives ($)	Actual Payout (as % of Target)	Actual Payout ($)(1)
Beth E. Mooney	2,000,000	115%	2,300,000
Donald R. Kimble	600,000	110%	660,000
Christopher M. Gorman (2)	1,300,000	123%	1,600,000
William R. Koehler (2)	750,000	113%	850,000
William L. Hartmann (3)	625,000	110%	685,000
Jeffrey B. Weeden (4)	600,000	55%	330,000

(1)	100% of the annual incentive of each Named Executive Officer, other than Mr. Hartmann, was paid in cash as each satisfied the required deferral percentage of 50% (60% for our Chairman and Chief Executive Officer) of his or her total incentive award.

(2)	Reflects both KeyCorp performance of 110% and the respective line of business (Corporate Bank and Community Bank) performance, as described below.

(3)	$30,000 of Mr. Hartmann’s annual incentive was required to be deferred and delivered in the form of restricted stock units.

(4)	Reflects Mr. Weeden’s pro rata annual target incentive, based on 110% funding under KeyCorp’s 2013 Annual Incentive Plan.

Mr. Gorman and Mr. Koehler, due to their respective roles as President of the Corporate Bank and President of the Community Bank, participated in a modified annual incentive structure in which 75% of their annual incentives were based on the performance objectives set forth above and the remaining 25% were based on the performance of their respective lines of business.

•	When determining Mr. Gorman’s annual incentive payment, the Compensation Committee considered the Corporate Bank’s record year for investment banking and debt placement fees, representing the fifth straight year of increases in such fees, increases in market share in both investment banking and debt placement fees and commercial loans, as well as its peer-leading return on allocated equity.

•	When determining Mr. Koehler’s annual incentive payment, the Compensation Committee considered Mr. Koehler’s role in driving strategic changes through the Community Bank, the Community Bank’s meaningful contributions to our efficiency initiatives, as well as increases in the Community Bank’s loan growth and core deposits from 2012.

In order to comply with the requirements of Section 162(m) of the Internal Revenue Code, each Named Executive Officer’s annual incentive (other than the Chief Financial Officer, to whom the limitations of Section 162(m) do not apply) was awarded under our 2011 Annual Performance Plan, which capped the maximum annual incentive actually payable to the Named Executive Officer at a percentage of our 2013 PPNR. This cap was determined by multiplying a participation percentage assigned by the Compensation Committee to each Named Executive Officer by a bonus pool equal to 1% of our 2013 PPNR. The amount of annual incentive compensation actually paid to each Named Executive Officer did not exceed his or her cap.

Long-Term Incentives

All Named Executive Officers are eligible to receive long-term incentive awards that are granted based on a combination of past performance and anticipated future contributions. The Compensation Committee establishes long-term incentive opportunity levels for any year by considering the Named Executive Officer’s performance and by reviewing our historic grant levels, the dilutive impact and financial accounting cost of the long-term incentive program, and market information, including the practices of our Peer Group. The Compensation Committee also considers the balance between annual and long-term incentive compensation, recognizing that we require at least 60% of the total incentive award of our Chairman and Chief Executive Officer (at least 50% for our other Named Executive Officers) be deferred and subject to risk-adjusted vesting.

 2014 Proxy Statement—Compensation Discussion and Analysis

Long-Term Incentive Awards

On February 17, 2014, the Compensation Committee approved the following long-term incentive awards for our Named Executive Officers:

Name	Award Value ($)	Total Incentive Deferred (%)
Beth E. Mooney	4,000,000	63%
Donald R. Kimble	1,200,000	65%
Christopher M. Gorman	2,000,000	56%
William R. Koehler	1,300,000	60%
William L. Hartmann (1)	625,000	50%
Jeffrey B. Weeden (2)	—	—

(1)	As described above, $30,000 of Mr. Hartmann’s annual incentive was required to be deferred and delivered in the form of restricted stock units. The 50% deferral percentage for Mr. Hartmann was calculated based on the sum of his long-term and deferred annual incentive.

(2)	Due to his retirement effective June 30, 2013, Mr. Weeden was not granted a 2014 long-term incentive award and accordingly no deferral percentage is reflected for him.

Long-Term Incentive Vehicles

The long-term incentive awards of our Named Executive Officers were allocated as follows:

Vehicles (Subject to Risk Adjusted Vesting)	Weight	Vesting Schedule
Performance Shares	50%	3-year cliff
Restricted Stock Units	40%	4-year ratable
Stock Options	10%	4-year ratable

The allocation and vesting of awards is unchanged from the long-term incentives granted on March 1, 2013. However, for 2014, the Compensation Committee made the following two changes with respect to our performance awards by:

•	Granting stock-settled “performance share” awards rather than the cash-settled Cash Performance Shares granted in 2013, 2012, and 2011. This change is intended to ensure that our Named Executive Officers maintain robust levels of share ownership that strengthen their alignment with shareholder interests and assist them in satisfying our share ownership guidelines.

•	Re-weighting the performance goals applicable to the performance shares in response to comments raised by our regulators regarding the use of relative performance metrics so that relative and absolute performance goals are weighted equally.

Performance Shares

Performance shares provide our Named Executive Officers with the opportunity to receive between 0% and 150% of a “target” number of shares based on our level of achievement of the following performance goals during the three-year performance period that began on January 1, 2014 and ending on December 31, 2016:

2014-2016 Financial Performance
		Performance			Other Factors (Vesting Reduction Only)
Performance Goals	Weight	Threshold	Target	Maximum
Total Shareholder Return vs. Peers	25%	25% ile	50% ile	75% ile	ERM Dashboard
Return on Assets vs. Peers	25%	25% ile	50% ile	75% ile	Execution of Strategic Priorities
Cumulative Earnings Per Share	50%				Other factors, as appropriate

The “target” number of performance shares granted was determined by dividing 50% of each Named Executive Officer’s long-term incentive opportunity by the grant date closing price of our common shares.

The Compensation Committee believes that each of the performance goals set forth above strongly correlates to long-term value creation. The “Other Factors” included in the performance metrics may only reduce the vesting of performance shares if, in the Compensation Committee’s judgment, performance with regard to these “Other Factors” is insufficient.

The Compensation Committee believes that performance shares encourage our Named Executive Officers to make decisions and to deliver results over a multi-year time period, thereby keeping a focus on our long-term performance objectives. In addition, performance shares allow us to retain executive talent because executives generally must remain employed through the end of the performance period to realize the full value of the award.

In order to comply with the requirements of Section 162(m) of the Internal Revenue Code, performance shares are subject to a funding “hurdle.” The hurdle is satisfied if the ratio of our pre-provision net revenue to average assets (from continuing operations) during the three-year performance period is at least 75% of the ratio of our pre-provision net revenue to average assets (from continuing operations) for the preceding three years. If the hurdle is satisfied, the performance shares conditionally fund at the maximum level of performance; however, the Compensation Committee intends for the actual number of performance shares vesting to be based on the level of achievement of the performance goals described above. If the hurdle is not satisfied, the performance shares do not fund—and no performance shares will vest—regardless of the level of achievement of the performance goals described above.

Restricted Stock Units

Restricted stock units allow our Named Executive Officers to receive common shares subject to their continued employment during a four-year vesting period. Restricted stock units align the interests of our executives with those of our shareholders by providing a direct link to share price, seeing that our executives maintain robust levels of share ownership, and providing strong incentives for retention of key executives.

Stock Options

Stock options allow our Named Executive Officers to purchase shares at a price not less than the grant date closing price of our common shares on the New York Stock Exchange (or, if there is no reported closing price on the grant date, the closing price on the preceding business day). Stock options vest ratably over a four-year period and have a ten-year term.

 2014 Proxy Statement—Compensation Discussion and Analysis

We believe that stock options are an effective tool to align the interests of our shareholders with those of our executives as long as they are appropriately risk-balanced and granted in measured amounts. Our regulators, however, have expressed concerns about the leverage associated with stock options and the possibility of executives realizing a disproportionate award; accordingly, beginning in 2013, we limited our usage of stock options to 10% of our Named Executive Officer’s long-term incentive opportunity.

Awards Granted to Mr. Hartmann and Mr. Kimble in 2013

In 2013, the Compensation Committee approved special equity awards to Mr. Hartmann and Mr. Kimble. These awards are included in the 2013 Summary Compensation Table and 2013 Grants of Plan-Based Awards table on page 46 and 49, respectively, of this proxy statement.

Mr. Hartmann received a special equity award in the amount of $550,000, which fully vests in 2017 when he will reach age 65, subject to his continued employment. This award is intended to induce Mr. Hartmann to continue in his role with KeyCorp through age 65. Our equity policies provide that unvested long-term incentive awards vest pro rata if an executive retires on or after age 55 with 5 years of service, but may fully vest if an executive retires on or after age 60 with 10 years of service and the award was granted at least one year prior to retirement. If Mr. Hartmann were to retire at age 65, he would not have the 10 years of service required to fully vest in any unvested long-term incentives. The amount of Mr. Hartmann’s special equity award represents the approximate value of long-term incentives that would be forfeited if he retired at age 65, based on the target long-term incentive opportunity the Compensation Committee established for him in 2013 and assuming that he was granted long-term incentives in this amount each year through 2016.

Mr. Kimble received a sign-on equity award in the amount of $2,100,000, reflecting the approximate value of unvested long-term incentives that he forfeited when he left his previous employer to join KeyCorp. Mr. Kimble’s sign-on equity award vests in three substantially equal annual installments from the grant date.

All Incentives Subject to Risk Adjustment

All incentive awards, both annual and long-term, are subject to a risk-adjustment process that begins before grant and extends beyond payment.

Before establishing the funding level of our Annual Incentive Plan, the Compensation Committee considers our Enterprise Risk Management dashboard and whether any event occurred or was realized that warrants an adjustment to funding. In addition, before approving the annual incentive awards of any Named Executive Officer, the Compensation Committee considers the executive’s scorecard performance, including individual risk performance.

Prior to vesting, the Compensation Committee participates in a review of all deferred annual and long-term incentive awards relative to the actual risk-related outcomes of each executive’s performance on which the award is based. If an executive receives a “Does Not Meet” rating on the risk component of his or her performance scorecard, or in the event business performance includes significant credit, market, or operational losses, or negative pre-provision net revenue, we will undertake a root-cause analysis to determine how much, if any, of the executive’s deferred incentives should be forfeited.

Our clawback policy also allows us to recover incentive compensation, including deferred annual and long-term incentives, if it was based on financial results that are subsequently restated, and cancel outstanding equity awards and recover realized gains if an executive engages in certain “harmful activity.”

Other Elements of Compensation

Perquisites

Beginning in 2009, the Compensation Committee substantially reduced the number of perquisites provided to our Named Executive Officers. The only perquisite currently provided to Named Executive Officers is an annual executive physical. We provide Ms. Mooney with residential security services and, in some instances, require that she use a secure automobile and professionally trained driver as a matter of security. Ms. Mooney pays for the cost of the automobile and driver when used solely for personal purposes. In addition, we pay the annual premium on an individual disability insurance policy for Mr. Gorman that was put into place before he became an executive officer. In connection with Mr. Kimble’s relocation, we agreed to provide him with relocation benefits, which is a standard benefit that we provide to certain senior-level employees.

Retirement Programs

Our Named Executive Officers are eligible to participate in our qualified 401(k) Savings Plan on the same basis as all other eligible employees. The 401(k) Savings Plan provides for matching contributions up to 6% on amounts deferred and a discretionary profit sharing contribution on participants’ eligible compensation, each subject to applicable Internal Revenue Service (“IRS”) limitations. The profit sharing contribution for 2013 was 2%. Our Named Executive Officers also are eligible to participate in our non-qualified Deferred Savings Plan, which provides a select group of senior managers with the ability to receive matching contributions and profit sharing contributions on compensation in excess of applicable IRS limitations. The matching and profit sharing contributions made to the 401(k) Savings Plan and Deferred Savings Plan on behalf of the Named Executive Officers are included in the “All Other Compensation” column to the 2013 Summary Compensation Table on page 46 of this proxy statement.

Ms. Mooney, Mr. Gorman, Mr. Koehler, and Mr. Weeden participated in our Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan, each of which we froze effective December 31, 2009. Additional information about our pension programs is included in narrative to the 2013 Pension Benefits Table on page 55 of this proxy statement.

Separation Pay

We maintain the KeyCorp Separation Pay Plan, which generally covers all of our employees, including our Named Executive Officers, and provides assistance upon termination as a result of a reduction in staff. Our Separation Pay Plan is described in the 2013 Potential Payments Upon Termination or Change of Control table on page 57 of this proxy statement.

Change of Control Agreements

Each Named Executive Officer has entered into a Change of Control Agreement with us. We use Change of Control Agreements to help attract and retain executive talent. The Compensation Committee and the Board of Directors each believes that it is in the best interests of shareholders to ensure that our Named Executive Officers are able to evaluate objectively the merits of a potential transaction without being distracted by its potential impact on their personal employment situations. The Compensation Committee believes that most companies in our Peer Group maintain similar change of control arrangements for their executive officers. Our Change of Control Agreements are described in the Potential Payments Upon Termination or Change of Control table on page 57 of this proxy statement.

 2014 Proxy Statement—Compensation Discussion and Analysis

How We Make Pay Decisions

Compensation Committee Independence, Interlocks and Insider Participation

The members of the Compensation Committee are Joseph A. Carrabba (Chair), Alexander M. Cutler, William G. Gisel, Jr., and Barbara R. Snyder, each of whom is an independent director under KeyCorp’s categorical independence standards, the general independence standards for directors established by the New York Stock Exchange, and the heightened independence standards required of Compensation Committee members by the New York Stock Exchange. No member of the Compensation Committee is a current, or during 2013 was a former, officer or employee of KeyCorp or any of its subsidiaries or affiliates. During 2013, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. In 2013, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.

Role of the Compensation Committee

The Compensation Committee sets the pay and evaluates the performance of our Chairman and Chief Executive Officer and a select group of other executives, including the Named Executive Officers. Our Chairman and Chief Executive Officer attends Compensation Committee meetings and provides information and input about the pay levels and performance of our Named Executive Officers, other than herself. The Compensation Committee regularly meets in executive session, during which no member of management is present, to discuss the recommendations and approve pay actions for our Named Executive Officers, including our Chairman and Chief Executive Officer.

Compensation Consultant

The Compensation Committee has retained the services of Compensation Advisory Partners, an independent executive compensation advisory firm.

At the Compensation Committee’s request, Compensation Advisory Partners provides the Compensation Committee with information on current trends in compensation design and emerging compensation practices. It also provides the Compensation Committee with an annual review and analysis of the compensation programs of our Peer Group, which it updates during the latter half of the year to determine whether the compensation targets of the Named Executive Officers continue to remain competitive. Compensation Advisory Partners reports directly to, and serves at the sole pleasure of, the Compensation Committee. Compensation Advisory Partners provided no other services to us other than the executive compensation consulting services that were requested by the Compensation Committee.

As part of its annual evaluation of its advisors, the Compensation Committee solicited information from Compensation Advisory Partners regarding any actual or perceived conflicts of interest and to evaluate their independence. Based on the information received from Compensation Advisory Partners, the Compensation Committee believes that the work they performed in 2013 did not raise a conflict of interest and that they are independent.

Peer Group

In setting compensation for our Named Executive Officers, the Compensation Committee examines the compensation data of our peer companies provided by its consultant to better understand whether our pay practices continue to remain appropriate when measured against the competitive landscape. While this market data is useful, the Compensation Committee does not rely only on this data for targeting compensation levels, but uses it as a basis for validating relative competitive pay for our Named Executive Officers. The Compensation Committee also considers market conditions, promotions, individual performance, and other relevant circumstances as it determines our Named Executive Officers’ compensation levels.

For 2013, the Compensation Committee continued to use the Standard and Poor’s Banks Index (excluding Wells Fargo due to its size and Hudson City Bancorp due to its announced acquisition by M&T Bank Corp.) for our Peer Group. This index includes companies of similar size (based on assets and revenue) and diversified business models. The companies in the index maintain a strong brand and reputation and actively compete with us for executive talent. For 2013, the companies in the Peer Group were (listed in alphabetical order):

BB&T Corp	Huntington Bancshares Inc.	Regions Financial Corp.

Comerica	M&T Bank Corp.	SunTrust

Fifth Third Bancorp	Peoples United Financial Inc.	US Bancorp

First Horizon National Corp.	PNC Financial Services Group	Zions Bancorporation

As of December 31, 2013, the median asset size, full year revenue, and market capitalization of the Peer Group compared to our asset size, total revenue, and market capitalization is set forth in the table below:

Full Year Average Assets ($)
Full Year 2013
US Bancorp	352.7
PNC Financial	305.8
BB&T Corp	180.6
SunTrust	172.5
Fifth Third Bank	123.7
Regions Financial	117.8
KeyCorp	84.2
M&T Bank	83.7
Comerica	63.9
Huntington Bancshares	56.3
Zions Bancorp	54.9
Peoples United	31.0
First Horizon	24.4
Median (excl. KeyCorp)	100.7
Median	84.2

Full Year Revenue ($)
Full Year 2013
US Bancorp	19.6
PNC Financial	16.2
BB&T Corp	9.7
SunTrust	8.2
Fifth Third Bank	6.8
Regions Financial	5.3
M&T Bank	4.6
KeyCorp	4.1
Huntington Bancshares	2.7
Comerica	2.5
Zions Bancorp	2.0
Peoples United	1.2
First Horizon	1.2
Median (excl. KeyCorp)	4.9
Median	4.6

Market Capitalization ($)
At Dec. 31, 2013
US Bancorp	73.7
PNC Financial	41.4
BB&T Corp	26.4
SunTrust	19.7
Fifth Third Bank	18.0
M&T Bank	15.2
Regions Financial	13.6
KeyCorp	12.0
Comerica	8.7
Huntington Bancshares	8.0
Zions Bancorp	5.5
Peoples United	4.5
First Horizon	2.8
Median (excl. KeyCorp)	14.4
Median	13.6

 2014 Proxy Statement—Compensation Discussion and Analysis

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code allows a federal tax deduction for compensation that is paid to our Named Executive Officers (other than the Chief Financial Officer to whom the limitations of Section 162(m) do not apply) if the amount of compensation is $1 million or less. For amounts in excess of $1 million, a deduction is allowed only if the compensation paid meets the definition of “performance-based” compensation. We intended for our annual incentives, stock options, and performance shares granted in 2013 to qualify as performance-based compensation for purposes of Section 162(m) and to be fully deductible for federal income tax purposes. However, the Compensation Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award compensation that is not deductible if we believe that it is in our shareholders’ best interests.

Definitions of Certain Financial Goals

As described previously in this Compensation Discussion and Analysis, we use a balanced mix of financial and strategic goals to measure performance under our Annual Incentive Plan and for purposes of determining the vesting of performance shares. The financial goals are defined as follows:

•	Adjusted Cash Efficiency Ratio (non-GAAP measure): Noninterest expense (GAAP) less intangible amortization and pension settlement and efficiency initiative charges as a percentage of taxable-equivalent revenue (non-GAAP measure).

•	Earnings per Share (“EPS”): Net income from continuing operations attributable to KeyCorp common shareholders, excluding pension settlement and efficiency initiative charges, divided by weighted-average common shares and potential common shares outstanding.

•	Pre-Provision Net Revenue (“PPNR”) (non-GAAP measure): Net interest income (GAAP) plus taxable-equivalent adjustment plus noninterest income less noninterest expense, all from continuing operations.

•	Pre-Provision Net Revenue/Risk-Weighted Assets (“PPNR/RWA”) (non-GAAP measure): Annualized pre-provision net revenue divided by average risk-weighted assets, both from continuing operations. Risk-weighted assets are computed by assigning specific risk weightings (as defined by the Federal Reserve) to assets and off-balance sheet instruments.

•	Return on Assets (“ROA”): Annualized net income from continuing operations attributable to KeyCorp divided by average assets of continuing operations.

•	Total Shareholder Return (“TSR”): Based on average closing share price over the last 20 trading days in the base year (i.e., for performance shares awarded in 2014, the last 20 trading days of 2013) versus average closing share price in the last 20 days in year three, plus investment of dividends paid during the three-year measurement period.

In its judgment, the Compensation Committee may adjust the performance goals for certain extraordinary items identified by the Compensation Committee to reflect changes in accounting, the regulatory environment, strategic corporate transactions, and other unusual or unplanned events. For 2013, no adjustments were made to the performance goals under the Annual Incentive Plan or with respect to outstanding cash performance shares.

A reconciliation of GAAP to non-GAAP financial measures and our reasons for using non-GAAP financial measures can be found in Figure 4 on page 42 of our 2013 Annual Report.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth beginning on page 27 of this proxy statement and, based on this review and discussion, has recommended to the KeyCorp Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation and Organization Committee

Board of Directors

KeyCorp

Joseph A. Carrabba (Chair)

Alexander M. Cutler

William G. Gisel, Jr.

Barbara R. Snyder

Compensation of Executive Officers and Directors

2013 Summary Compensation Table

The following table sets forth the compensation paid by KeyCorp to the Named Executive Officers for the years ended December 31, 2013, 2012, and 2011 to the extent applicable.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Beth E. Mooney	2013	986,538	—	3,599,989	400,000	2,300,000	3,953	241,723	7,532,204
Chairman and Chief	2012	923,077	—	1,674,994	1,454,366	2,035,000	5,335	179,654	6,272,426
Executive Officer (1)	2011	1,265,339	—	1,428,828	1,179,843	958,800	5,290	117,564	4,955,665

Donald R. Kimble	2013	323,077	—	2,099,999	—	660,000	—	104,804	3,187,880
Chief Financial Officer	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—

Christopher M. Gorman	2013	600,000	—	1,709,993	190,000	1,600,000	22,197	86,377	4,208,567
President, Key	2012	600,000	—	874,999	759,744	1,500,000	29,957	51,160	3,815,860
Corporate Bank	2011	1,116,391	—	942,837	749,999	805,500	29,700	37,697	3,682,124

William R. Koehler	2013	550,000	59,500	1,169,991	129,997	850,000	12,734	106,000	2,878,223
President, Key	2012	523,077	93,500	499,995	434,138	775,000	17,186	87,048	2,429,944
Community Bank	2011	—	—	—	—	—	—	—	—

William L. Hartmann	2013	500,000	—	1,142,483	62,498	655,000	—	37,800	2,397,781
Chief Risk Officer	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—

Jeffrey B. Weeden	2013	350,000	—	1,387,158	139,998	330,000	12,340	751,375	2,970,871
Chief Financial Officer	2012	644,615	—	689,999	599,110	650,000	18,885	93,404	2,696,014
(Former)	2011	899,932	—	1,977,497	646,873	420,000	18,723	58,888	4,021,914

(1)	Ms. Mooney has been Chief Executive Officer since May 2011, making 2013 her second full year in this position.

(2)	Amounts reported as “Salary” in 2011 for Ms. Mooney, Mr. Gorman and Mr. Weeden include “salary stock” paid to them due to limitations as a result of our participation in the Troubled Assets Relief Program (“TARP”). We repaid our TARP obligations in full on March 30, 2011 and the Compensation Committee discontinued the use of salary stock effective June 5, 2011, which reduced Ms. Mooney’s, Mr. Gorman’s and Mr. Weeden’s base salaries.

(3)	Amounts reported as “Bonus” for Mr. Koehler (i) for 2013, reflect the vesting of an award of “deferred cash” granted to him in 2010 that vested on February 18, 2013 and (ii) for 2012, reflect the vesting of awards of deferred cash granted in 2009 and 2010 that vested on February 18 and 19, 2012.

(4)	Amounts reported as “Stock Awards” reflect the grant date fair value of stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 15 to the Consolidated Financial Statements contained in our 2013 Annual Report for an explanation of the assumptions made in valuing these awards.

On March 1, 2013, each Named Executive Officer (other than Mr. Kimble) received stock awards consisting of a target number of cash performance shares and stock units representing 50% and 40% of each executive’s long-term incentive opportunity, respectively. The target number of cash performance shares and restricted stock units awarded to each Named Executive Officer was determined by dividing the dollar amount of the Named Executive Officer’s cash performance share and restricted stock unit awards by the closing price of a common share on March 1, 2013, or $9.33 (rounded down to the nearest whole share). If our performance during the measurement period resulted in the maximum number of cash performance shares vesting, our executives would be entitled to a maximum award with the grant date fair value set forth in the following table.

Name	Grant Date Fair Value of Maximum Award ($)
Beth E. Mooney	2,999,996
Donald R. Kimble (a)	—
Christopher M. Gorman	1,424,999
William R. Koehler	974,990
William L. Hartmann	468,749
Jeffrey B. Weeden (b)	1,049,989

(a)	Mr. Kimble did not receive an award of cash performance shares in 2013.

(b)	In connection with Mr. Weeden’s retirement effective June 30, 2013, he vested in a pro rata number of his 2013 target award of cash performance shares, subject to our performance during the measurement period. The amount reported in the table above reflects the maximum value of his full award, not the prorated amount.

Mr. Kimble did not receive any long-term incentive award in 2013. The amount reported for Mr. Kimble as a Stock Award reflects $2,100,000 of restricted stock units granted to him on June 3, 2013 in connection with his hiring, based on that day’s closing price of $10.77 (rounded down to the nearest whole share). The amount reported for Mr. Hartmann as a Stock Award includes a special retention grant of $550,000 of restricted stock units on November 20, 2013, based on that day’s closing price of $12.73 (rounded down to the nearest whole share). Additional information about these awards can be found on page 40 of this proxy statement.

Mr. Weeden’s 2011 award of cash performance shares was modified in connection with his retirement to provide for accelerated vesting. Amounts reported as stock awards for Mr. Weeden include the incremental fair value of the modified award.

(5)	Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of options using the Black-Scholes option pricing model. On March 1, 2013, each Named Executive Officer (other than Mr. Kimble) received an annual long-term incentive award consisting, in part, of an award of nonqualified stock options. See Note 15 to the Consolidated Financial Statements contained in our 2013 Annual Report for an explanation of the assumptions made in valuing stock options granted to our Named Executive Officers in 2013.

(6)	Amounts reported as “Non-Equity Incentive Plan Compensation” reflect annual incentives earned by each Named Executive Officer for the applicable year. For 2013, a portion of Mr. Hartmann’s annual incentive award was paid in the form of restricted stock units that will vest in four equal annual installments from the grant date. These units were included in the “Stock Awards” column for 2013. For 2012, 100% of each Named Executive Officers’ annual incentive award was paid in cash. For 2011, a portion of Ms. Mooney’s and Mr. Gorman’s annual incentive award was paid in the form of restricted shares vesting in four equal annual installments from the grant date. These shares were included in the “Stock Awards” column for 2011.

(7)	Amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the interest credits allocated to Ms. Mooney, Mr. Gorman, Mr. Koehler, and Mr. Weeden under the frozen Cash Benefit Pension Plan and Second Excess Cash Balance Pension Plan. We froze pension benefits for all employees, including the Named Executive Officers, effective December 31, 2009, as described in the narrative to the 2013 Pension Benefits Table on page 55 of this proxy statement. No above market or preferential earnings were paid to any Named Executive Officer on nonqualified deferred compensation. As reflected in the 2013 Pension Benefits Table, Mr. Weeden elected to receive a complete distribution of his benefit under the Cash Balance Pension Plan following his retirement in 2013. The change in the actuarial present value of his benefit under the Cash Balance Pension Plan has been calculated as if the distribution had not occurred.

(8)	Amounts reported in the “All Other Compensation” column are set forth in the 2013 Components of All Other Compensation table on the following page.

 2014 Proxy Statement—Compensation of Executive Officers and Directors

2013 Components of All Other Compensation Table

Name	Perquisites and Personal Benefits (1)	Relocation ($)	Post- Termination Pay ($)(2)	Matching Contribution ($)(3)	Profit Sharing ($)(4)	Total ($)
Beth E. Mooney	—	—	—	181,292	60,431	241,723
Donald R. Kimble	—	104,804	—	—	—	104,804
Christopher M. Gorman	—	—	—	44,377	42,000	86,377
William R. Koehler	—	—	—	79,500	26,500	106,000
William L. Hartmann	—	—	—	15,300	22,500	37,800
Jeffrey B. Weeden	—	—	671,250	59,700	20,425	751,375

(1)	No values are reported because the aggregate value of perquisites and personal benefits provided to any Named Executive Officer in 2013 did not exceed $10,000. For more information, see page 41 of this proxy statement under the heading “Perquisites.”

(2)	The amounts reported in this column reflect additional payments made to Mr. Weeden in 2013 and due to him in 2014 as a result of his retirement.

(3)	Amounts in this column consist of KeyCorp contributions to the qualified 401(k) Savings Plan and the nonqualified Deferred Savings Plan. For more information about these plans, see pages 41 and 56 of this proxy statement.

(4)	Employees participating in our 401(k) Savings Plan and our Deferred Savings Plan may receive a discretionary profit sharing contribution equal to a percentage of their plan-eligible compensation. The contribution percentage is determined annually by the Compensation Committee. For 2013, the profit sharing contribution to these plans was 2%. For more information about these plans, see pages 41 and 56 of this proxy statement.

2013 Grants of Plan-Based Awards Table

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards (#)(3)	All Other Option Awards (# of Shares Underlying Options)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Beth E. Mooney		1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	3/1/13	—	—	—	107,181	214,362	321,543	—	—	—	1,999,997
	3/1/13	—	—	—	—	—	—	—	112,676	9.33	400,000
	3/1/13	—	—	—	—	—	—	171,489	—	—	1,599,992

Donald R. Kimble		600,000	600,000	1,200,000	—	—	—	—	—	—	—
	6/3/13	—	—	—	—	—	—	194,986	—	—	2,099,999

Christopher M. Gorman		650,000	1,300,000	2,600,000	—	—	—	—	—	—	—
	3/1/13	—	—	—	50,911	101,822	152,733	—	—	—	949,999
	3/1/13	—	—	—	—	—	—	—	53,521	9.33	190,000
	3/1/13	—	—	—	—	—	—	81,457	—	—	759,994

William R. Koehler		375,000	750,000	1,500,000	—	—	—	—	—	—	—
	3/1/13	—	—	—	34,834	69,667	104,501	—	—	—	649,993
	3/1/13	—	—	—	—	—	—	—	36,619	9.33	129,997
	3/1/13	—	—	—	—	—	—	55,734	—	—	519,998

William L. Hartmann		312,500	625,000	1,250,000	—	—	—	—	—	—	—
	3/1/13	—	—	—	16,747	33,494	50,241	—	—	—	312,499
	3/1/13	—	—	—	—	—	—	—	17,605	9.33	62,498
	3/1/13	—	—	—	—	—	—	26,795	—	—	249,997
	11/20/13	—	—	—	—	—	—	43,205	—	—	550,000
	2/17/14	—	—	—	—	—	—	2,321	—	—	29,987

Jeffrey B. Weeden		300,000	600,000	1,200,000	—	—	—	—	—	—	—
	3/1/13	—	—	—	37,513	75,026	112,539	—	—	—	699,993
	3/1/13	—	—	—	—	—	—	—	39,436	9.33	139,998
	3/1/13	—	—	—	—	—	—	60,021	—	—	559,996
	6/30/13	—	—	—	5,760	11,519	17,279	—	—	—	127,170

(1)	Amounts reported as “Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)” reflect the annual incentive opportunity each of the Named Executive Officers could receive at threshold (50% of target), target, and at maximum (200% of target) performance for the one-year performance period ended December 31, 2013. The actual payouts are reflected in the 2013 Summary Compensation Table on page 46 of this proxy statement.

(2)	Amounts reported in the “Estimated Future Payouts Under Equity Incentive Plan Awards (#)” column reflect the threshold (50% of target), target, and maximum (150% of target) long-term incentive awards in the form of cash performance shares that each Named Executive Officer (other than Mr. Kimble) could earn for the three-year performance period that began January 1, 2013 and ends December 31, 2015. The cash performance shares are discussed in the Compensation Discussion and Analysis section of this proxy statement. The dollar value awarded to each of the Named Executive Officers as cash performance shares was converted into a book entry target number of phantom shares that track the stock price but pay out in the form of cash. The price at which the cash performance shares were converted was based on the closing price of KeyCorp common shares on the grant date ($9.33 on March 1, 2013). Dividend equivalents on the target number of shares are reinvested and subject to the same terms and restrictions otherwise applicable to the underlying cash performance shares.

Amounts reported for Mr. Weeden in this column include both his 2013 award of cash performance shares and the incremental number of shares of his modified 2011 award of cash performance shares.

(3)	Amounts reported in the “All Other Stock Awards” column are the number of restricted stock units granted to each of the Named Executive Officers on March 1, 2013, which vest in four equal annual installments following the grant date. Mr. Kimble was granted restricted stock units on June 3, 2013, which vest in three equal annual installments following the grant date and Mr. Hartmann was granted restricted stock units on November 20, 2013, which fully vest four years from the grant date. Mr. Hartmann had a portion of his 2013 annual incentive award paid in restricted stock units vesting in four equal annual installments from the grant date of February 17, 2014.

(4)	Amounts reported in the “All Other Option Awards” column are the number of KeyCorp common shares underlying stock options granted to each of the Named Executive Officers on March 1, 2013. Stock options granted in 2013 vest in four equal annual installments from the grant date.

 2014 Proxy Statement—Compensation of Executive Officers and Directors

(5)	We set the exercise price of all stock options using the closing price of our common shares on the grant date, which on March 1, 2013 was $9.33. The Compensation Committee does not reprice options. We have not and will not back-date options, nor do we provide loans to employees in order to exercise options. If an equity-based award is granted in a month in which our earnings are publicly disclosed, the grant date will be the date of the Compensation Committee meeting granting the equity-based award or three days following the earnings release, whichever is later.

(6)	Amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column represent the aggregate grant date fair value of equity awards granted during the respective year. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in Note 15 to the Consolidated Financial Statements contained in our 2013 Annual Report.

Impact of Termination and Change of Control: The impact of terminations and a change of control on the Grants of Plan-Based Awards to the Named Executive Officers is shown in more detail in the Potential Payments Upon Termination or Change of Control table on page 57 of this proxy statement.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for each Named Executive Officer with respect to (i) each stock option that had not been exercised and remained outstanding as of December 31, 2013, (ii) each award of unvested restricted stock and restricted stock units that had not vested and remained outstanding as of December 31, 2013, and (iii) each award of cash performance shares that had not vested and remained outstanding as of December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Securities Underlying Unexercised but Exercisable Options (#)(1)	Securities Underlying Unexercised Options That Cannot Be Exercised (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Beth E. Mooney	5/1/2006	125,000	—	37.59	5/1/2016	—	—	—	—
	7/20/2007	105,000	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.12	6/12/2019	—	—	—	—
	5/19/2011	148,222	148,221	8.59	5/19/2021	—	—	—	—
	3/2/2012	112,567	337,701	7.98	3/2/2022	—	—	—	—
	3/1/2013	—	112,676	9.33	3/1/2023	—	—	—	—
	Aggregate non- option awards	—	—	—	—	200,810	2,694,867	576,942	7,742,556
Donald R. Kimble	Aggregate non- option awards	—	—	—	—	196,708	2,639,823	—	—
Christopher M. Gorman	7/23/2004	45,500	—	29.27	7/23/2014	—	—	—	—
	7/22/2005	42,210	—	34.40	7/22/2015	—	—	—	—
	7/21/2006	35,714	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	42,857	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	65,000	—	11.16	7/25/2018	—	—	—	—
	5/19/2011	94,222	94,220	8.59	5/19/2021	—	—	—	—
	3/2/2012	58,804	176,411	7.98	3/2/2022	—	—	—	—
	3/1/2013	—	53,521	9.33	3/1/2023	—	—	—	—
	Aggregate non- option awards	—	—	—	—	103,082	1,383,364	307,134	4,121,741
William R. Koehler	7/23/2004	4,000	—	29.27	7/23/2014	—	—	—	—
	7/22/2005	4,550	—	34.40	7/22/2015	—	—	—	—
	7/21/2006	4,870	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	14,286	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	20,000	—	11.16	7/25/2018	—	—	—	—
	7/27/2009	22,000	—	5.55	7/27/2019	—	—	—	—
	7/27/2010	31,906	—	8.42	7/27/2020	—	—	—	—
	5/19/2011	50,252	50,251	8.59	5/19/2021	—	—	—	—
	3/2/2012	33,602	100,806	7.98	3/2/2022	—	—	—	—
	3/1/2013	—	36,619	9.33	3/1/2023	—	—	—	—
	Aggregate non- option awards	—	—	—	—	69,596	933,975	184,811	2,480,169

 2014 Proxy Statement—Compensation of Executive Officers and Directors

		Option Awards				Stock Awards
Name	Grant Date	Securities Underlying Unexercised but Exercisable Options (#)(1)	Securities Underlying Unexercised Options That Cannot Be Exercised (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William L. Hartmann	7/27/2010	117,251	—	8.42	7/27/2020	—	—	—	—
	5/19/2011	17,879	17,878	8.59	5/19/2021	—	—	—	—
	3/2/2012	11,089	33,265	7.98	3/2/2022	—	—	—	—
	3/1/2013	—	17,605	9.33	3/1/2023	—	—	—	—
	Aggregate non- option awards	—	—	—	—	102,262	1,372,349	73,686	988,873
Jeffrey B. Weeden	7/23/2004	85,000	—	29.27	7/23/2014	—	—	—	—
	7/22/2005	85,000	—	34.40	7/22/2015	—	—	—	—
	7/21/2006	90,000	—	36.37	6/30/2016	—	—	—	—
	7/20/2007	100,000	—	36.20	6/30/2016	—	—	—	—
	7/25/2008	175,000	—	11.16	6/30/2016	—	—	—	—
	5/19/2011	95,722	—	8.59	6/30/2016	—	—	—	—
	3/2/2012	89,842	—	7.98	6/30/2016	—	—	—	—
	3/1/2013	2,464	—	9.33	6/30/2018
	Aggregate non- option awards	—	—	—	—	7,817	104,902	240,896	3,232,824

(1)	This column shows the number of common shares underlying outstanding stock options that have vested as of December 31, 2013.

(2)	This column shows the number of common shares underlying outstanding stock options that have not vested as of December 31, 2013. The remaining vesting dates are shown in the following table. All options described below vest in four equal annual installments from the grant date.

Name	Grant Date	Options Granted	Remaining Vesting Dates
Beth E. Mooney	5/19/2011	296,443	5/19/2014, 5/19/2015
	3/2/2012	450,268	3/2/2014, 3/2/2015, 3/2/2016
	3/1/2013	112,676	3/1/2014, 3/1/2015, 3/1/2016, 3/1/2017
Christopher M. Gorman	5/19/2011	188,442	5/19/2014, 5/19/2015
	3/2/2012	235,215	3/2/2014, 3/2/2015, 3/2/2016
	3/1/2013	53,521	3/1/2014, 3/1/2015, 3/1/2016, 3/1/2017
William R. Koehler	5/19/2011	100,503	5/19/2014, 5/19/2015
	3/2/2012	134,408	3/2/2014, 3/2/2015, 3/2/2016
	3/1/2013	36,619	3/1/2014, 3/1/2015, 3/1/2016, 3/1/2017
William L. Hartmann	5/19/2011	35,757	5/19/2014, 5/19/2015
	3/2/2012	44,354	3/2/2014, 3/2/2015, 3/2/2016
	3/1/2013	17,605	3/1/2014, 3/1/2015, 3/1/2016, 3/1/2017

(3)	This column shows the exercise price for each stock option reported in the table, which equaled the fair market value per share on the grant date.

(4)	This column shows the aggregate number of restricted shares and restricted stock units outstanding as of December 31, 2013. The remaining vesting dates for these awards are shown in the following table. All awards described below vest in four equal annual installments from the grant date unless otherwise noted.

Name	Grant Date	Shares or Units Granted	Remaining Vesting Dates	Vesting Schedule
Beth E. Mooney	3/2/2012	35,674	3/2/2014, 3/2/2015, 3/2/2016	—
	3/1/2013	173,918	3/1/2014, 3/1/2015, 3/1/2016, 3/1/2017	—
Donald R. Kimble	6/3/2013	196,708	6/3/2014, 6/3/2015, 6/3/2016	33% vests each year for three years after the grant date
Christopher M. Gorman	3/2/2012	27,157	3/2/2014, 3/2/2015, 3/2/2016	—
	3/1/2013	82,611	3/1/2014, 3/1/2015, 3/1/2016, 3/1/2017	—
William R. Koehler	3/4/2011	9,015	3/4/2014	33% vests each year for three years after the grant date
	3/2/2012	13,254	3/2/2014, 3/2/2015, 3/2/2016	—
	3/1/2013	56,523	3/1/2014, 3/1/2015, 3/1/2016, 3/1/2017	—
William L. Hartmann	5/19/2011	17,254	5/19/2014, 5/19/2015	—
	3/2/2012	9,073	3/2/2014, 3/2/2015, 3/2/2016	—
	3/2/2012	21,388	3/2/2014, 3/2/2015, 3/2/2016	—
	3/1/2013	27,174	3/1/2014, 3/1/2015, 3/1/2016, 3/1/2017	—
	11/20/2013	43,387	11/20/2017	100% vests four years after the grant date
Jeffrey B. Weeden	3/2/2012	10,370	3/2/2014, 3/2/2015, 3/2/2016	—

(5)	This column shows the aggregate number of cash performance shares outstanding as of December 31, 2013. The vesting dates for each award of performance shares (including reinvested dividends) are shown in the following table. All awards described below vest in full three years from the grant date:

Name	Grant Date	Shares Granted	Vesting Date
Beth E. Mooney	5/19/2011	141,658	5/19/2014
	3/2/2012	217,885	3/2/2015
	3/1/2013	217,398	3/1/2016
Christopher M. Gorman	5/19/2011	90,049	5/19/2014
	3/2/2012	113,821	3/2/2015
	3/1/2013	103,264	3/1/2016
William R. Koehler	5/19/2011	49,118	5/19/2014
	3/2/2012	65,040	3/2/2015
	3/1/2013	70,654	3/1/2016
William L. Hartmann	5/19/2011	17,605	5/19/2014
	3/2/2012	22,114	3/2/2015
	3/1/2013	33,968	3/1/2016
Jeffrey B. Weeden	5/19/2011	77,459	5/19/2014
	5/19/2011	143,223	5/19/2014
	3/2/2012	89,298	3/2/2015
	3/1/2013	75,478	3/1/2016

An award of 155,228 cash performance shares (including reinvested dividends through December 31, 2013) was granted to Mr. Weeden on May 19, 2011. 77,667 of these shares vested 50% on May 19, 2013 and 65,556 will vest on May 19, 2014. All vested shares will be payable on May 19, 2014, subject to the attainment of performance conditions.

 2014 Proxy Statement—Compensation of Executive Officers and Directors

2013 Option Exercises and Stock Vested Table

The following table provides information regarding the vesting of restricted stock or units during the year ended December 31, 2013 for the Named Executive Officers. The Named Executive Officers, other than Mr. Weeden, did not exercise any stock options in 2013.

	Option Awards		Stock Awards
Name	Shares Acquired in Exercise (#)	Value Realized on Exercise ($)	Award Vesting Date	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Beth E. Mooney	—	—	2/18/2013 (1)	114,243	1,083,024
	—	—	3/2/2013 (2)	8,782	81,933
Donald R. Kimble	—	—	—	—	—
Christopher M. Gorman	—	—	2/18/2013 (1)	104,599	991,599
	—	—	3/2/2013 (2)	6,686	62,376
William R. Koehler	—	—	2/18/2013 (1)	17,136	162,449
	—	—	3/2/2013 (2)	3,263	30,447
	—	—	3/4/2013 (3)	2,999	28,463
	—	—	3/5/2013 (4)	3,302	31,437
William L. Hartmann	—	—	3/2/2013 (2)	5,265	49,120
	—	—	3/2/2013 (5)	2,234	20,840
	—	—	5/19/2013 (6)	4,308	46,526
Jeffrey B. Weeden	384,923	1,615,664	2/18/2013 (1)	86,795	822,817
	—	—	3/2/2013 (2)	2,553	23,823
	—	—	6/30/2013 (7)	3,804	51,054

(1)	Ms. Mooney, and Messrs. Gorman, Koehler, and Weeden each received a grant of restricted stock on February 18, 2010, all of which vested on February 18, 2013.

(2)	Ms. Mooney, and Messrs. Gorman, Koehler, Hartmann, and Weeden each were required to defer a portion of their respective annual incentive awards into restricted stock units on March 2, 2012, one-quarter of which vested on March 2, 2013.

(3)	Mr. Koehler was required to defer a portion of his annual incentive award into restricted stock on March 4, 2011, 33% of which vested on March 4, 2013.

(4)	Mr. Koehler received a grant of restricted stock on March 5, 2010, one-third of which vested on March 5, 2013.

(5)	Mr. Hartmann received a grant of restricted stock units on March 2, 2012, one-quarter of which vested on March 2, 2013.

(6)	Mr. Hartmann received a grant of restricted stock units on May 19, 2011, one-quarter of which vested on May 19, 2013.

(7)	On June 30, 2013, Mr. Weeden vested in 3,804 shares (including reinvested dividends through December 31, 2013) of an award of restricted stock units granted on March 1, 2013 as a result of his retirement. These shares were not paid until January 3, 2014 in accordance with Section 409A of the Internal Revenue Code.

2013 Pension Benefits Table

The following table presents information about the Named Executive Officers’ participation in KeyCorp’s defined benefit pension plans as of December 31, 2013. Named Executive Officers who have not participated in KeyCorp’s defined benefit pension plans are excluded from this table.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Beth E. Mooney	Cash Balance Pension Plan	3	46,734	—
	Second Excess Cash Balance Pension Plan	3	89,760	—
Christopher M. Gorman	Cash Balance Pension Plan	18	179,085	—
	Second Excess Cash Balance Pension Plan	18	587,294	—
William R. Koehler	Cash Balance Pension Plan	13	179,088	—
	Second Excess Cash Balance Pension Plan	13	260,569	—
Jeffrey B. Weeden	Cash Balance Pension Plan	7	—	111,670
	Second Excess Cash Balance Pension Plan	7	369,811	—

KeyCorp Cash Balance Pension Plan: Effective December 31, 2009, KeyCorp froze the Cash Balance Pension Plan (the “Pension Plan”). Participants’ benefits accrued through December 31, 2009 will continue to be credited with interest credits until the participants’ commence distribution of their benefits from the Plan. The Pension Plan’s interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2013, the Pension Plan’s interest crediting rate was 2.95%. For 2014, the Pension Plan’s interest crediting rate is 3.28%. Participants’ Pension Plan distributions may be made upon the participant’s retirement, termination of employment, or death. Distributions may be made in the form of a single lump sum payment, in the form of an annuity, or in a series of actuarially-equivalent installments.

KeyCorp Second Excess Cash Balance Pension Plan: KeyCorp established the Second Excess Cash Balance Pension Plan effective January 1, 2005 (the “Excess Plan”), which was frozen on December 31, 2009. Participants’ benefits that accrued through December 31, 2009 continue to be credited with interest credits until the participants’ distribution date. The Excess Plan’s interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2013, the Excess Plan’s interest crediting rate was 2.95%. For 2014, the Excess Plan’s interest crediting rate is 3.28%.

To be eligible to receive a distribution from the Excess Plan, a participant must be age 55 or older with a minimum of five years of vesting service with KeyCorp. Participants who are involuntarily terminated for reasons other than for cause may receive a distribution of their Excess Plan or Cash Balance Plan benefits provided the participant at the time of termination (i) has a minimum of 25 years of vesting service with KeyCorp, and (ii) enters into an employment separation agreement (containing a full release with non-compete and non-solicitation requirements) with KeyCorp. Distributions of vested Excess Plan benefits are made upon the employee’s separation from service, subject to the “specified employee” six-month payment delay required by Section 409A of the Internal Revenue Code. Distributions are in the form of an annuity or actuarially-equivalent installments (unless the participant’s benefit is under $50,000, in which case it is distributed as a single lump sum payment).

Ms. Mooney and Messrs. Gorman, Koehler, and Weeden participate in both the Pension Plan and Second Excess Plan. Credited service for Pension Plan and Excess Pension Plan purposes was frozen as of December 31, 2009. Vesting service, however, continues to accrue.

 2014 Proxy Statement—Compensation of Executive Officers and Directors

2013 Nonqualified Deferred Compensation Table

The following table shows the nonqualified deferred compensation activity for the Named Executive Officers for 2013. All nonqualified executive contributions and KeyCorp contributions to each plan are also included in current-year compensation presented in the 2013 Summary Compensation Table on page 46 of this proxy statement.

Name	Plan Name	Executive Contributions in Last FY ($)	KeyCorp Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Beth E. Mooney	Deferred Savings	165,992	221,323	462,673	—	2,083,423
Donald R. Kimble	Deferred Savings	—	—	—	—	—
Christopher M. Gorman	Deferred Savings	121,154	65,977	371,102	—	3,562,792
William R. Koehler	Deferred Savings	214,385	85,600	455,002	—	1,824,976
William L. Hartmann	Deferred Savings	—	17,400	2,267	—	28,034
Jeffrey B. Weeden	Deferred Savings	85,750	60,025	206,285	—	660,000

(1)	Executive contributions and KeyCorp contributions in the last fiscal year are reflected in the 2013 Summary Compensation Table on page 46 of this proxy statement.

(2)	Aggregate earnings in the last fiscal year are not reflected in the 2013 Summary Compensation Table on page 46 of this proxy statement because the earnings were neither preferential nor above-market. Each of the Named Executive Officers had positive earnings results in 2013 and benefited from the gain in the price of KeyCorp common shares as well as KeyCorp common share dividends since the prior year end.

(3)	The aggregate balances at the last fiscal year-end represent the total ending account balance (employee and company balances) at December 31, 2013 for each Named Executive Officer.

Previously reported Summary Compensation Table values for executive contributions and KeyCorp contributions under rules adopted in 2006 include: Ms. Mooney executive contributions of $1,827,345, and KeyCorp contributions of $401,297; Mr. Gorman executive contributions of $1,324,424, and KeyCorp contributions of $353,182; Mr. Koehler executive contributions of $123,179, and KeyCorp contributions of $63,825; Mr. Weeden executive contributions of $548,507, and KeyCorp contributions of $631,490. Messrs. Kimble and Hartmann were not Named Executive Officers for the proxy statements filed from 2007 through 2013.

Deferred Savings Plan:  The Deferred Savings Plan allows certain senior and executive level employees to defer up to 50% of their base salary and up to 100% of their annual incentive awards (collectively referred to as “participant deferrals”) to the Plan once the employee’s compensation for the applicable plan year reaches the IRS compensation limits for the year. KeyCorp provides participants with an employer match on the first 6% of participant deferrals deferred under the Deferred Savings Plan. The employer match is subject to a three-year vesting requirement. Effective January 1, 2010, the Deferred Savings Plan was amended to provide for a discretionary profit sharing contribution in an amount, if any, determined annually by KeyCorp’s Board of Directors or its authorized committee. The discretionary profit sharing contribution for 2013 was 2% of a participant’s eligible compensation. Like the employer match, the discretionary profit sharing contribution is also subject to a three-year vesting requirement.

Participant deferrals are invested on a bookkeeping basis in investment funds that mirror the funds offered under the 401(k) Savings Plan as well as in an interest-bearing fund. The interest-bearing fund is credited with a monthly interest rate equal to 120% of the applicable long-term federal rate as published by the Internal Revenue Service. Distributions of vested Deferred Savings Plan benefits are made upon the employee’s separation from service, subject to the specified employee six-month payment delay required by Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change of Control

The following table describes the compensation and benefit enhancements that would be provided to the Named Executive Officers in various scenarios involving a termination of employment, other than compensation and benefits generally available to all salaried employees. The table describes our 2013 equity grant practices. To the extent relevant, prior practices are described in the footnotes.

Termination Event (1)	Severance Pay	Annual Incentive (2)	Stock Options	Restricted Stock Units	Performance Awards	Nonqualified Pension Benefits (3)	Nonqualified Deferred Compensation (4)

Death	None	Forfeited unless employed on payment date	Full vesting; all expire at earlier of 4 years or normal expiration (5)(6)	Full vesting and distribution on remaining vesting dates (5)	Pro rata vesting	Full vesting of unvested balance with 5 years of service	Full vesting of unvested company contributions

Disability	None	Forfeited unless employed on payment date	Full vesting; all expire at earlier of 5 years or normal expiration (5)(6)	Full vesting and distribution on remaining vesting dates (5)	Pro rata vesting	Full vesting of unvested balance upon termination	Full vesting of unvested company contributions

Retirement	None	Forfeited unless employed on payment date	Pro rata vesting; all expire at earlier of 5 years or normal expiration (6)(7)	Pro rata vesting (7)	Pro rata vesting	Full vesting of unvested balance	Full vesting of unvested company contributions with 3 years of service

Limited Circumstances	Up to 52 weeks salary continuation (capped at $510,000 in 2013)	Forfeited unless employed on payment date	Pro rata vesting; all expire at earlier of 5 years or normal expiration (5)(6)(7)	Pro rata vesting (7)	Pro rata vesting	Unvested balance forfeited unless 25 years of service	Full vesting of unvested company contributions

Change of Control Termination (8)	Two times sum of base salary and the target annual incentive (CEO receives a three-times benefit) Payment equal to 18 months COBRA premiums	Forfeited unless employed on payment date	Full vesting; all expire at earlier of 2 years or normal expiration	Full vesting	Full vesting	Full vesting of unvested balance	Full vesting of unvested company contributions Payment equal to 2 additional years of matching contributions under qualified and nonqualified retirement plans

(1)	“Retirement” means a Named Executive Officer’s voluntary termination at or after age 55 with five years of service.

“Limited Circumstances” means a termination of a Named Executive Officer’s employment due to job elimination, in which case the Named Executive Officer becomes entitled to severance benefits under our Separation Pay Plan. Named Executive Officers do not have a right to severance benefits in the event of an involuntary termination of employment without cause, other than in the context of a job elimination or a change of control; however, we retain the discretion to provide severance benefits in those situations.

“Change of Control Termination” means a Named Executive Officer’s involuntary termination or voluntary termination for “good reason,” in each case within two years following a change of control.

(2)	All employees are eligible to receive a discretionary annual incentive for the year of termination.

(3)	Please see the narrative to the 2013 Pension Benefits Table on page 55 of this proxy statement for more information about our nonqualified pension plans.

(4)	Please see the narrative to the 2013 Nonqualified Deferred Compensation Table on page 56 of this proxy statement for more information about our nonqualified deferred compensation plans.

(5)	Prior to 2013, unvested awards vested pro rata upon death or disability.

(6)	Prior to 2013, vested stock options expired at the earlier of three years or their normal expiration.

(7)	Awards granted in 2013 fully vest if the Named Executive Officer’s Retirement or Limited Circumstances termination occurs on or after age 60 with 10 years of service after the first anniversary of the grant date.

(8)	Employees who had Change of Control Agreements providing for a greater than two-times benefit when we restructured these agreements in 2012 were permitted to retain the greater benefit.

 2014 Proxy Statement—Compensation of Executive Officers and Directors

2013 Post-Termination Tables

The following tables set forth compensation that would be paid by KeyCorp to the Named Executive Officers assuming each described termination event occurred on December 31, 2013.

Beth E. Mooney

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	1,803,983	2,694,867	4,072,070	—	—	8,570,919
Disability	—	—	1,803,983	2,694,867	4,072,070	—	—	8,570,919
Retirement (1)	—	—	1,429,546	798,513	4,072,070	—	—	6,300,129
Limited Circumstances (2)	510,000	—	1,429,546	798,513	4,072,070	—	—	6,810,129
Change of Control Term. (3)	9,008,666	—	3,013,846	2,694,867	7,742,556	—	540,000	22,999,935

(1)	Ms. Mooney is Retirement eligible and would vest pro rata in all unvested, outstanding equity awards. Ms. Mooney is fully vested in all retirement and pension benefits; there would be no accelerated value associated with a termination.

(2)	In the event of a termination under Limited Circumstances, Ms. Mooney would be entitled to the maximum salary continuation amount permitted under the KeyCorp Separation Pay Plan.

(3)	Ms. Mooney is entitled to receive three-times her base salary and target annual incentive in the event of a Change of Control Termination.

Donald R. Kimble

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death (1)	—	—	—	2,639,823	—	—	—	2,639,823
Disability (1)	—	—	—	2,639,823	—	—	—	2,639,823
Retirement (2)	—	—	—	—	—	—	—	—
Limited Circumstances (3)	300,000	—	—	2,639,823	—	—	—	2,939,823
Change of Control Term. (4)	2,415,514	—	—	2,639,823	—	—	144,000	5,199,337

(1)	Mr. Kimble would fully vest in his new hire equity award in the event of his death or disability.

(2)	Mr. Kimble is not Retirement eligible and therefore his unvested, outstanding equity awards would be forfeited.

(3)	In the event of a termination under Limited Circumstances, Mr. Kimble would be entitled to 26 weeks of base salary (as defined in the KeyCorp Separation Pay Plan) continuation.

(4)	Mr. Kimble is entitled to receive two-times his base salary and target annual incentive in the event of a Change of Control Termination.

Christopher M. Gorman

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)(1)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	981,646	1,383,364	2,278,098	587,294	—	5,230,402
Disability	—	—	981,646	1,383,364	2,278,098	587,294	—	5,230,402
Retirement (2)	—	—	—	—	—	—	—	—
Limited Circumstances (3)	510,000	—	803,789	482,599	2,278,098	—	—	4,074,486
Change of Control Term. (4)	5,721,720	—	1,633,659	1,383,364	4,121,741	587,294	342,000	13,789,779

(1)	Mr. Gorman would receive accelerated vesting and payment of his outstanding Second Excess Cash Balance Pension Plan balance in the event of death, disability, or a Change of Control Termination.

(2)	Mr. Gorman is not Retirement eligible and therefore his unvested, outstanding equity awards would be forfeited.

(3)	In the event of a termination under Limited Circumstances, Mr. Gorman would be entitled to the maximum salary continuation amount permitted under the KeyCorp Separation Pay Plan.

(4)	Mr. Gorman is entitled to receive three-times his base salary and target annual incentive in the event of a Change of Control Termination.

William R. Koehler

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)(1)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	572,563	933,975	1,313,808	260,569	—	3,080,915
Disability	—	—	572,563	933,975	1,313,808	260,569	—	3,080,915
Retirement (2)	—	—	—	—	—	—	—	—
Limited Circumstances (3)	510,000	—	450,874	317,659	1,313,808	—	—	2,592,341
Change of Control Term. (4)	3,921,720	—	940,869	933,975	2,480,169	260,569	234,000	8,771,301

(1)	Mr. Koehler would receive accelerated vesting and payment of his outstanding Second Excess Cash Balance Pension Plan balance in the event of death, disability, or a Change of Control Termination.

(2)	Mr. Koehler is not Retirement eligible and therefore his unvested, outstanding equity awards would be forfeited.

(3)	In the event of a termination under Limited Circumstances, Mr. Koehler would be entitled to the maximum salary continuation amount permitted under the KeyCorp Separation Pay Plan.

(4)	Mr. Koehler is entitled to receive three-times his base salary and target annual incentive in the event of a Change of Control Termination.

William L. Hartmann

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death (1)	—	—	216,235	1,221,719	490,517	—	—	1,928,471
Disability (1)	—	—	216,235	1,221,719	490,517	—	—	1,928,471
Retirement (2)	—	—	—	—	—	—	—	—
Limited Circumstances (3)	307,692	—	157,732	925,415	490,517	—	—	1,881,356
Change of Control Term. (4)	2,267,313	—	339,317	1,372,349	988,873	—	135,000	5,102,852

(1)	Mr. Hartmann would fully vest in his new hire equity award in the event of his death or disability.

(2)	Mr. Hartmann is not Retirement eligible and therefore his unvested, outstanding equity awards would be forfeited.

(3)	In the event of a termination under Limited Circumstances, Mr. Hartmann would be entitled to 32 weeks of base salary (as defined in the KeyCorp Separation Pay Plan) continuation.

(4)	Mr. Hartmann is entitled to receive two-times his base salary and target annual incentive in the event of a Change of Control Termination.

 2014 Proxy Statement—Compensation of Executive Officers and Directors

Jeffrey B. Weeden

Termination Event	Severance Pay ($)(2)	Annual Incentive ($)(3)	Stock Options ($)(4)	Restricted Stock Units ($)(5)	Performance Awards ($)(6)	Nonqualified Pension Benefits ($)(7)	Nonqualified Deferred Compensation ($)(8)	Totals ($)
Retirement (1)	671,250	330,000	258,213	155,509	3,232,824	111,670	1,085,948	5,845,414

(1)	This table reflects amounts actually paid or accrued in respect of Mr. Weeden’s June 30, 2013 Retirement.

(2)	Reflects the amount provided to Mr. Weeden through salary continuation and accrued paid time off.

(3)	Reflects Mr. Weeden’s pro rata annual target incentive, based on 110% funding under KeyCorp’s 2013 Annual Incentive Plan.

(4)	The intrinsic value of Mr. Weeden’s pro rata vested stock options as of June 30, 2013.

(5)	The value of Mr. Weeden’s vested restricted stock units at the time of his Retirement at December 31, 2013. Restricted stock units are subject to the six-month payment delay required by Section 409A of the Internal Revenue Code.

(6)	The target value of Mr. Weeden’s pro rata vested performance awards at December 31, 2013, to be distributed in cash at a future date.

(7)	Mr. Weeden elected to receive a lump sum distribution of his benefit under the Cash Balance Pension Plan at Retirement.

(8)	Reflects Mr. Weeden’s closing balance at December 31, 2013 under the KeyCorp Deferred Savings Plan. Distributions of vested balances are subject to the six-month payment delay required by Section 409A of the Internal Revenue Code.

Directors’ Compensation

Directors’ compensation consists of: (i) cash fees and (ii) stock-based compensation, referred to as “deferred shares.” Each year, the Nominating and Corporate Governance Committee reviews the amount and form of directors’ compensation payable at KeyCorp in comparison to directors’ compensation payable at bank holding companies in our Peer Group (identified on page 43 of this proxy statement). The Nominating and Corporate Governance Committee reports the results of its annual review to the full Board and recommends to the full Board changes, if any, in directors’ compensation. As described in our 2013 proxy statement, levels of director compensation were last adjusted in 2012, effective in 2013. Those levels are described below.

Cash Fees: Each director (other than Ms. Mooney, who does not receive any compensation for her service as a director) receives cash fees consisting of a $40,000 annual cash retainer payable in quarterly installments, $1,500 for attendance at each Board or committee meeting (except that fees for each scheduled Board or committee telephonic meeting are $1,000) and $1,500 for attendance at meetings at which the directors represent KeyCorp and that require a substantial time commitment. Non-employee directors of KeyCorp who also serve as directors for our subsidiary, KeyBank National Association, receive $1,500 for attendance at each meeting of the KeyBank Board of Directors (or $1,000 for telephonic meetings), but do not receive an annual retainer for such service. Chairpersons of the Audit, Risk, and Compensation and Organization Committees received an additional compensation of $3,750 per quarter and the chairperson of the Nominating and Corporate Governance Committee receives additional compensation of $2,500 per quarter. The Lead Director receives an additional cash retainer of $25,000.

Directors are permitted to defer payment of their cash fees to a future date. Prior to 2013, cash fees were deferrable under the KeyCorp Second Directors’ Deferred Compensation Plan and, at the election of the directors, were credited with interest or deemed invested in KeyCorp common shares. Beginning in 2014, deferred cash fees are converted into restricted stock units payable in common shares under the Directors’ Deferred Share Sub-Plan.

Deferred Shares: The Board has determined that approximately 50% (in value) of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. Each Director (other than Ms. Mooney, who does not receive any compensation for her service as a director) receives an annual award of deferred shares consisting of restricted stock units under the Directors’ Deferred Share Sub-Plan. The annually-awarded deferred shares have an aggregate fair market value on the grant date equal to 200% of the annual cash retainer payable to a director. Each grant is subject to a minimum three-year deferral period, which is accelerated upon a director’s separation from the Board. The deferred shares are paid 50% in KeyCorp common shares and 50% in cash based on the value of a KeyCorp common share on the last day of the deferral period.

Directors may elect to further defer payment with respect to any award of deferred shares. If a further deferral election is made, 100% of these further deferred shares are paid in the form of KeyCorp common shares. Payment will not be made on any further deferred shares until the further deferral date, even upon the director’s separation from the Board.

 2014 Proxy Statement—Compensation of Executive Officers and Directors

2013 Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2013. Ms. Mooney, as an employee of KeyCorp, is not compensated for her services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Edward P. Campbell (2)	95,000	79,997	174,997
Joseph A. Carrabba (2)	74,500	79,997	154,497
Charles P. Cooley	64,000	79,997	143,997
Alexander M. Cutler (2)	110,000	79,997	189,997
H. James Dallas (2)	86,500	79,997	166,497
Elizabeth R. Gile	76,000	79,997	155,997
Ruth Ann M. Gillis (2)	104,500	79,997	184,497
William G. Gisel, Jr.	58,500	79,997	138,497
Richard J. Hipple	59,500	79,997	139,497
Kristen L. Manos	63,500	79,997	143,497
Bill R. Sanford (3)	30,166	—	30,166
Barbara R. Snyder	55,500	79,997	135,497

(1)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards granted during the year computed in accordance with applicable accounting guidance. The accounting assumptions used in calculating the grant date fair value are presented in Note 15 to the Consolidated Financial Statements of our 2013 Annual Report. On July 22, 2013, Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Campbell, Carrabba, Cooley, Cutler, Dallas, Gisel, and Hipple, each received a grant of 6,467 deferred shares at a fair market value of $80,000. One-half of this deferred share award is payable in shares and one-half of this award was payable in cash.

(2)	Amounts reported in the “Fees Earned or Paid in Cash” column include fees for service as chair of a Board committee during 2013 as follows: Edward P. Campbell and Joseph A. Carrabba, each as Compensation and Organization Committee chair for six months; H. James Dallas, Risk Committee chair; and Ruth Ann M. Gillis, Audit Committee chair. For Alexander M. Cutler, the amount reported in the “Fees Earned or Paid in Cash Column” include fees for his service during 2013 as chair of the Nominating and Corporate Governance Committee and as Lead Director.

(3)	Mr. Sanford retired from the Board on May 16, 2013. At the time of his retirement, his outstanding stock awards vested in full. He did not receive a grant of deferred shares in 2013.

Audit Matters

Ernst & Young’s Fees

The following is a summary and description of fees billed for services provided by our independent auditor, Ernst & Young, for fiscal years 2013 and 2012.

Services	2013 ($)	2012 ($)
Audit Fees (1)	5,763,000	5,816,000
Audit-Related Fees (2)	703,000	941,000
Tax Fees (3)	554,000	613,325
All Other Fees (4)	1,243,000	555,000
Total	8,263,000	7,925,325

(1)	Aggregate fees billed for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the years ended December 31, 2013 and 2012, respectively, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2013 and 2012, respectively, and respective audits of KeyCorp subsidiaries for fiscal years 2013 and 2012.

(2)	Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported as “audit fees” above. These services consisted of attestation and compliance reports in 2013 and 2012.

(3)	Aggregate fees billed for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp in 2013 and 2012.

(4)	Aggregate fees billed for products and services other than those described above. These products and services consisted of permitted advisory services in 2013 and 2012. For 2013, these services included support for KeyCorp’s development of its recovery and resolution plan required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Pre-Approval Policies and Procedures

The Audit Committee’s pre-approval policies and procedures are attached hereto as Appendix A.

Audit Committee Independence and Financial Experts

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Edward P. Campbell, Charles P. Cooley, Ruth Ann M. Gillis, and Kristen L. Manos are its members. The Board of Directors has determined that Messrs. Campbell and Cooley and Ms. Gillis each qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and that all members of the Audit Committee are “independent” as that term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards.

Communications with the Audit Committee

Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters, may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio at 127 Public Square, Cleveland, Ohio 44114. Such correspondence should be addressed to “Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and should be marked “Confidential.”

Audit Committee Report

The Audit Committee of the KeyCorp Board of Directors is composed of four non-employee directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

Management is responsible for KeyCorp’s internal controls and financial reporting process. Ernst & Young, KeyCorp’s independent auditor, is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2013 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended.

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and the Committee has discussed with Ernst & Young its independence from KeyCorp.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2013 that was filed with the Securities and Exchange Commission.

Audit Committee

Board of Directors

KeyCorp

Ruth Ann M. Gillis (Chair)

Edward P. Campbell

Charles P. Cooley

Kristen L. Manos

PROPOSAL TWO: Ratification of Independent Auditor

The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditor to examine the financial statements of KeyCorp and its subsidiaries for the year 2014. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit KeyCorp’s financial statements. Annually, the Audit Committee considers the results of an evaluation of the qualifications, experience, candor, independence, objectivity and professional skepticism of the independent external auditor in determining whether to retain the firm for the next fiscal year. The evaluation is led by KeyCorp’s Chief Risk Review Officer, who reports directly to the Audit Committee. Ernst & Young has been retained as KeyCorp’s external auditor continuously since the 1994 merger of KeyCorp and Society Corporation. Each of KeyCorp and Society Corporation had retained Ernst & Young prior to the 1994 merger.

The Audit Committee oversees the audit fees negotiations associated with KeyCorp’s retention of Ernst & Young and has the sole authority to approve the audit fees. In accordance with rules of the Securities and Exchange Commission, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to KeyCorp. In conjunction with this five-year mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of Ernst & Young’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as KeyCorp’s independent external auditor is in the best interests of KeyCorp and its investors.

A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” the ratification of this appointment.

PROPOSAL THREE: Advisory Approval of KeyCorp’s Executive Compensation

KeyCorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers at this Annual Meeting as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act. At the 2011 Annual Meeting of Shareholders, shareholders were asked to recommend how often they should be given the opportunity to cast this advisory vote. The shareholders overwhelmingly voted for an annual advisory vote on executive compensation and the Board approved this choice.

The vote on the compensation of our Named Executive Officers will not be binding on or overrule any decisions by KeyCorp’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of KeyCorp’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, as described in the Compensation Discussion and Analysis section beginning on page 27 of this proxy statement, the Compensation Committee has taken into account the results of previous votes on this issue in considering executive compensation arrangements and will take into account the outcome of this year’s vote when considering such arrangements in the future.

This advisory proposal was approved by approximately 96% of the KeyCorp common shares represented at last year’s Annual Meeting of Shareholders. As discussed in the Compensation Discussion and Analysis section, the Compensation Committee believes that the compensation of our Named Executive Officers for 2013 is reasonable and appropriate, is justified by the strong performance of the company in a tepid economic environment, is consistent with our pay-for-performance compensation model, and helps to ensure the alignment of management’s interests with our shareholders’ interests to support long-term value creation.

The Board of Directors has determined that the best way to allow shareholders to vote on KeyCorp’s executive compensation is through the following resolution:

RESOLVED, that the shareholders approve on an advisory basis KeyCorp’s Named Executive Officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” this proposal.

PROPOSAL FOUR: Shareholder Proposal Seeking to Separate the Chairman and Chief Executive Officer Roles

The following proposal was submitted for inclusion in this proxy statement by Mr. Gerald R. Armstrong, 621 Seventeenth Street, No. 2000; Denver, Colorado, 80293-2001; telephone number: 303-355-1199. Mr. Armstrong owns 20,080 KeyCorp common shares. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement appear below, printed verbatim from his submission. The Board of Directors recommends a vote “AGAINST” this proposal.

RESOLUTION

That the shareholders of KEYCORP request its Board of Directors to adopt a policy, and amend its governance documents, including by-laws, as necessary, to require the Chairman of the Board of Directors to be an independent member of the Board of Directors.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as Chairman.

STATEMENT

In the annual meeting held in 2012, shareholders strongly approved this proposal voting 389,063,993 shares, 54% of the shares voted, worth $2,879,973,548.20 on the meeting date, in its favor.

Instead of adopting it, our Board merely increased the duties of the “Lead Director”--a person who heads another corporation as its chairman, CEO, and president. The proponent does not believe that this limited action is sufficiently beneficial to the interests of shareholders.

The proponent is a longterm shareholder of KEYCORP and is responsible for its declassification of terms for directors from three years to one year and the elimination of its super-majority voting requirements.

He is also familiar with KEYCORP’s many problems which originated under administrations where only one person served as Chairman, Chief Executive Office, and President and was accountable only to himself. The current dividend remains significantly reduced and past dividend reductions have not been made up to shareholders.

An independent board chairman has been found in academic studies to improve financial performance. A 2007 Booz & Co. study found tht in 2006, all of the underperforming North American Companies with long-tenured CEOs lacked an independent chairman (The Era of the Inclusive Leader. Booz Allen Hamilton Summer, 2007). A more recent study found that, worldwide, companies are routinely separating the positions of chairman and CEO: In 2009, less than 12 percent of incoming CEOs were also made chairman compared with 48% in 2002 (CEO Succession 2000-2009: A decade of Convergence and Compression, Booz & Co., Summer, 2010.

Norges Bank Investment Management, has stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.”

If you agree, please vote “FOR” this proposal.

Board of Directors Recommendation and Statement

The Board of Directors recommends that the shareholders vote AGAINST this proposal for the following reasons:

The Board believes that KeyCorp should maintain the flexibility to separate or combine the Chairman and Chief Executive Officer roles from time to time and on a case-by-case basis instead of adopting this shareholder proposal’s “one-size-fits-all” approach. Although the Board currently believes that it is in the best interests of KeyCorp and its shareholders to combine the Chairman and Chief Executive Officer roles, the Board has and will continue to evaluate this structure in order to assure that it provides effective corporate governance.

In 2012, after careful consideration of the results of the vote on a shareholder proposal included in our 2012 proxy statement, the Board enhanced the role of our Lead Director and made corresponding changes to our Corporate Governance Guidelines. In 2013, our Board implemented a Lead Director evaluation process pursuant to which the directors have a formal mechanism to assess the effectiveness of the Lead Director and to provide important feedback on the performance of the Lead Director’s specified responsibilities. As a result, the Board has determined that the current leadership structure—under which the Chief Executive Officer serves as Chairman of the Board, Board committees are composed entirely of independent directors, and a Lead Director assumes specified responsibilities on behalf of the independent directors—continues for now to be the optimal Board leadership structure for KeyCorp and its shareholders. The Board believes that KeyCorp has been well-served by this leadership structure and that KeyCorp and its shareholders have greatly benefited from having a leadership structure that enables a single person to speak for and lead the Company, while also providing for effective oversight and governance through an independent board with a strong Lead Director.

KeyCorp’s sound corporate governance principles and practices promote board independence and effective management oversight. Twelve of our thirteen Board members are independent and all standing Board committees are composed entirely of independent directors. Four of our independent directors are Chief Executive Officers or former Chief Executive Officers of publicly-held companies. The Board has a strong Lead Director who is elected by our independent directors. Alexander Cutler, Chief Executive Officer and Chairman of Eaton, has served on our Board since 2000 and has been our Lead Director for the past four years. Our robust director recruitment, which includes a skills-based assessment, coupled with our director orientation and ongoing education processes, creates a solid foundation for the independence and strength of our Board oversight.

In the past several years, we have developed an active shareholder engagement program that facilitates communication and transparency with our shareholders. We appreciate the many conversations between our directors and our shareholders regarding their views on Board leadership and independent oversight. The feedback we have received is that a strong, effective Lead Director can provide the necessary independent leadership to compliment the combined Chairman and Chief Executive Officer role and, with the right formal and informal mechanisms in place to facilitate the work of the Board and its Committees, will result in the Board effectiveness and Board efficiency that shareholders expect.

As noted above, the Board has carefully considered and believes it has adequately responded to the vote on a shareholder proposal included in our 2012 proxy statement calling for the Board to separate the roles of Chairman and Chief Executive Officer. The Board directly consulted with a number of large institutional shareholders and received the advice of outside advisors, and has enhanced the role of the Lead Director. Our Lead Director performs specific responsibilities, including:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board;

•	approving meeting schedules to assure there is sufficient time for discussion of all agenda items; and

•	having the authority to call meetings of the independent directors.

In addition, if requested by major shareholders, the Lead Director ensures that he or she is available for consultation and direct communication. The Lead Director and the Chairman are in frequent contact with respect to major issues before KeyCorp and any significant actions contemplated by KeyCorp are discussed with the Lead Director at an early stage. The Lead Director advises on the retention of independent consultants to the Board, assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders, oversees initiatives to implement improvements to our governance policies, serves as a focal point for independent Committee Chairs by providing guidance and coordination, and, together with the chair of the Compensation and Organization Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer.

The Board will continue to evaluate this structure, including an assessment of the effectiveness of the Lead Director, on an annual basis to assure that it continues to be the most appropriate structure for KeyCorp and its shareholders. Our ongoing dialogue with our shareholders reinforces our belief that the Board should maintain the flexibility to separate or combine the Chairman and Chief Executive Officer roles. Accordingly, we believe that this shareholder proposal’s “one-size-fits-all” approach to board leadership is not in the best interests of KeyCorp and its shareholders and for these reasons, the Board recommends that shareholders vote AGAINST this shareholder proposal.

Vote Required

Approval of this shareholder proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “AGAINST” this proposal.

Additional Information

Proxy Statement Proposals for the 2015 Annual Meeting of Shareholders

The deadline for shareholders to submit proposals under the provisions of Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2015 Annual Meeting of Shareholders is December 11, 2014.

Other Proposals and Director Nominations for the 2015 Annual Meeting of Shareholders

KeyCorp’s Code of Regulations sets an advance notice procedure for director nominations and for proposals a shareholder wishes to present directly at an annual meeting (rather than submitting for inclusion in our proxy statement under Rule 14a-8). Shareholder proposals submitted outside of Rule 14a-8 for the 2015 Annual Meeting of Shareholders must be received by the Secretary of KeyCorp no less than 60 and no more than 90 days before the meeting. Article I, Section 8 of KeyCorp’s Code of Regulations specifies the information and statements that must be included in any shareholder proposal. The KeyCorp proxy relating to the 2015 Annual Meeting of Shareholders will give the proxy holders the discretion to vote or not vote on proposals submitted outside the Rule 14a-8 process that do not comply with the requirements in KeyCorp’s Code of Regulations.

Shareholders who wish to nominate a person for election as a director of KeyCorp at an annual meeting must strictly comply with the requirements of Article II, Section 2(b) of KeyCorp’s Code of Regulations, including providing notice to the Secretary of KeyCorp not less than 60 nor more than 90 days prior to the meeting. Article II, Section 2(b) of KeyCorp’s Code of Regulations specifies the information and statements that must be included in any shareholder recommendation.

A copy of our Code of Regulations was attached as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission and available through its website (www.sec.gov). Upon written request to the Secretary of KeyCorp, KeyCorp will provide any shareholder, without charge, a copy of the procedures governing shareholder proposals or the nomination of directors.

Shareholder recommendations or proposals should be submitted to the Secretary of KeyCorp at KeyCorp’s corporate headquarters at 127 Public Square, Cleveland, Ohio 44114. The Secretary will direct the materials to the Chair of the Nominating and Corporate Governance Committee.

Eliminating Duplicative Proxy Materials

A single Notice of Internet Availability of Proxy Materials or a single copy of our 2013 Annual Report on Form 10-K and this proxy statement will be delivered to multiple shareholders who live at the same address. If you live at the same address as another shareholder and would like to receive your own copy of the Notice of Internet Availability of Proxy Materials, 2013 Annual Report, or this proxy statement, please contact KeyCorp’s transfer agent, Computershare Investor Services LLC, by telephone at (800) 539-7216 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. A separate copy of the Notice of Internet Availability of Proxy Materials, or of our 2013 Annual Report and this proxy statement, will be delivered to you promptly and without charge.

If you live at the same address as another shareholder and are receiving multiple copies of our proxy materials, please contact Computershare at the telephone number or address above if you only want to receive one copy of those materials.

Policy Statement on Independent Auditing Firm’s Services and Related Fees

The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.

Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, consents and assistance with and review of Securities and Exchange Commission filings, and consultation concerning financial accounting and reporting standards.

Audit-related services include those services performed in the issuance of attestation and compliance reports; issuance of internal control reports; and due diligence related to mergers and acquisitions. The nature of audit-related services is such that they do not compromise the audit firm’s independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.

Any audit-related, tax or other services not incorporated in the scope of services preapproved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee which may be delegated to the committee chair, whose action on the request shall be reported at the next meeting of the full committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.

Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by KeyCorp’s independent audit firm, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

The foregoing procedures apply to retention of the independent auditing firm for KeyCorp and all consolidated affiliates. All services of any nature provided by KeyCorp’s independent auditing firm to entities affiliated with but unconsolidated by KeyCorp, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

This policy statement is based on four guiding principles: KeyCorp’s independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; and (4) be a promoter of KeyCorp’s stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of proscribed services.

Examples of services that may not be provided to KeyCorp by its independent auditing firm:

•	Bookkeeping or other services related to the accounting records or financial statements

•	Financial information systems design and development

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions including human resources searches

•	Broker-dealer, investment advisor or investment banking services

•	Legal services

•	Expert services unrelated to the audit

•	Executive tax return preparation, including such work for expatriates

•	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Appendix A

001CSN14E7

PLEASE PRESENT THIS NOTICE AS YOUR ADMISSION TICKET IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.
Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

KeyCorp Shareholder Meeting to be Held on May 22, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This is not a ballot. You cannot use this notice to vote. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2014 Proxy Statement and the 2013 Annual Report on Form 10-K are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/key to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 12, 2014 to facilitate timely delivery.

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                                 01RU4C

Shareholder Meeting Notice

KeyCorp Annual Meeting of Shareholders will be held on May 22, 2014 at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 8:30 a.m., local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4:

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2015 are:
Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Demos Parneros, and Barbara R. Snyder.
2.	Ratification of the appointment of independent auditor Ernst & Young LLP for the fiscal year ending December 31, 2014.
3.	Advisory approval of executive compensation.
4.	Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→	Internet – Go to www.envisionreports.com/key. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	Email – Send email to investorvote@computershare.com with “Proxy Materials KeyCorp” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 12, 2014.

01RU4C

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may vote using one of the methods outlined below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 22, 2014.

Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors	B	Proposals

The Board of Directors recommends a vote FOR the listed nominees. 1. Nominees:						The Board of Directors recommends a vote FOR Proposal 2.	For	Against	Abstain	+
	For	Withhold		For	Withhold	2. Ratification of the appointment of independent auditor.	☐	☐	☐
01 - Joseph A. Carrabba	☐	☐	02 - Charles P. Cooley	☐	☐
03 - Alexander M. Cutler	☐	☐	04 - H. James Dallas	☐	☐	The Board of Directors recommends a vote FOR Proposal 3. 3. Advisory approval of executive compensation.	For ☐	Against ☐	Abstain ☐
05 - Elizabeth R. Gile	☐	☐	06 - Ruth Ann M. Gillis	☐	☐
07 - William G. Gisel, Jr.	☐	☐	08 - Richard J. Hipple	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 4.	For ☐	Against ☐	Abstain ☐
09 - Kristen L. Manos	☐	☐	10 - Beth E. Mooney	☐	☐	4. Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.
11 - Demos Parneros	☐	☐	12 - Barbara R. Snyder	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — KeyCorp

Proxy Solicited on Behalf of the Board of Directors of KeyCorp for the Annual Meeting on May 22, 2014

The undersigned hereby constitutes and appoints Beth E. Mooney, Paul N. Harris, and Michelle L. Potter, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 22, 2014, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2015 are:
Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Demos Parneros, and Barbara R. Snyder.
2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending on December 31, 2014.
3.	Advisory approval of executive compensation.
4.	Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power given by the signer to vote at the said meeting or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

SEE REVERSE SIDE

D	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	+

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your voting instructions, you may vote using one of the methods outlined below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting instructions submitted by the Internet or telephone must be received by 12:00 AM, Central Time, on May 20, 2014.

Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors	B	Proposals

The Board of Directors recommends a vote FOR the listed nominees. 1. Nominees:						The Board of Directors recommends a vote FOR Proposal 2.	For	Against	Abstain	+
	For	Withhold		For	Withhold	2. Ratification of the appointment of independent auditor.	☐	☐	☐
01 - Joseph A. Carrabba	☐	☐	02 - Charles P. Cooley	☐	☐
03 - Alexander M. Cutler	☐	☐	04 - H. James Dallas	☐	☐	The Board of Directors recommends a vote FOR Proposal 3. 3. Advisory approval of executive compensation.	For ☐	Against ☐	Abstain ☐
05 - Elizabeth R. Gile	☐	☐	06 - Ruth Ann M. Gillis	☐	☐
07 - William G. Gisel, Jr.	☐	☐	08 - Richard J. Hipple	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 4.	For ☐	Against ☐	Abstain ☐
09 - Kristen L. Manos	☐	☐	10 - Beth E. Mooney	☐	☐	4. Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.
11 - Demos Parneros	☐	☐	12 - Barbara R. Snyder	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Confidential Voting Instructions — KeyCorp 401(k) Savings Plan

To: The Bank of New York Mellon, Trustee (the “Trustee” of the KeyCorp Stock Fund) under the KeyCorp 401(k) Savings Plan (the “Plan”).

I, as a participant in the Plan, hereby instruct the Trustee to vote (in person or by proxy), in accordance with my instructions on this card and the provisions of the Plan, all Common Shares of KeyCorp attributable to my KeyCorp Stock Fund account under the Plan (“Allocated Shares”), as of the record date for the Annual Meeting of Shareholders of KeyCorp to be held on May 22, 2014.

For each proposal listed on the voting instruction card mark only one box. The Trustee will vote your Allocated Shares in accordance with your instructions provided, however, that Computershare Investor Services, LLC receives your voting instructions by 12:00 AM, Central Time, on May 20, 2014.

This voting instruction card when properly executed will be voted as directed by you. If no voting instructions are given, the Trustee will vote in conformity with the voting formula provided in the Plan, normally in the same proportion as those Allocated Shares that are actively voted by Plan participants. As a Plan participant, you have the right to instruct the Trustee to vote a proportionate number of the non-directed shares of the KeyCorp Stock Fund separately from your Allocated Shares. If you would like to vote non-directed shares of other Plan participants differently from your own Allocated Shares, please call Computershare at 440-239-7357 for further instructions.

I hereby revoke any and all voting instructions previously given to vote at this meeting or any adjournments thereof.

Please sign exactly as your name appears on the books of KeyCorp, date, and promptly return this voting instruction card in the enclosed envelope.

D	Non-Voting Items

Comments — Please print your comments below.

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